UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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General Dynamics Corporation

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March 23, 2007

Dear Fellow Shareholder:

You are cordially invited to the 2007 Annual Meeting of Shareholders of General Dynamics Corporation on Wednesday, May 2, 2007, at 9:00 a.m. local time. The meeting will be held at our headquarters located at 2941 Fairview Park Drive, Falls Church, Virginia. The principal items of business will be the election of directors and an advisory vote on the selection of the Company’s independent auditors. Shareholders may raise other matters, as described in the accompanying Proxy Statement. Enclosed with the Proxy Statement are your proxy card, return envelope and the 2006 Annual Report.

Your vote is important. We encourage you to carefully consider the matters before us. To ensure that your shares are represented at the meeting, you may complete and sign the proxy card or you may use the telephone or Internet voting systems.

If you plan to attend, please indicate so that we can send you an admission card.

Sincerely yours,

Nicholas D. Chabraja

Chairman of the Board of Directors and Chief Executive Officer

2941 Fairview Park Drive, Suite 100

Falls Church, VA 22042-4513

Notice of the Annual Meeting of Shareholders on May 2, 2007

The 2007 Annual Meeting of Shareholders of General Dynamics Corporation, a Delaware corporation, will be held on May 2, 2007, at 9:00 a.m. local time at the General Dynamics Corporation headquarters located at 2941 Fairview Park Drive, Falls Church, Virginia. The purpose of the meeting is the following:

1.	to elect 12 directors;

2.	to consider and provide an advisory vote on the selection of the Company’s independent auditors;

3.	to consider and vote on the two shareholder proposals discussed in the accompanying Proxy Statement, provided they are presented properly at the meeting; and

4.	to transact all other business that properly may come before the meeting or to consider any adjournment or postponement of the meeting.

The Board of Directors set the close of business on March 9, 2007, as the record date for determining the shareholders entitled to receive notice of, and to vote at, the 2007 Annual Meeting of Shareholders. It is important that your shares be represented and voted at the meeting. Please complete, sign and return your proxy card or use the telephone or Internet voting systems.

We are enclosing a copy of the 2006 Annual Report with this Notice and Proxy Statement.

By Order of the Board of Directors,

David A. Savner

Secretary

Falls Church, Virginia

March 23, 2007

Proxy Statement

March 23, 2007

The Board of Directors of General Dynamics Corporation (the Company or General Dynamics), is soliciting your proxy for use at the 2007 Annual Meeting of Shareholders (the Annual Meeting) to be held on May 2, 2007, at 9:00 a.m. local time, and at any adjournment or postponement of the Annual Meeting. This Proxy Statement, and the accompanying Notice of Annual Meeting of Shareholders and proxy card, are being forwarded on or about March 23, 2007, to holders of the Company’s common stock, par value $1.00 per share (the Common Stock). General Dynamics is a Delaware corporation.

Information Regarding Voting

On March 1, 2006, the Company declared a two-for-one stock split of the Common Stock in the form of a 100 percent stock dividend, which was paid on March 24, 2006, to shareholders of record at the close of business on March 13, 2006. All share amounts and per share prices with respect to the Common Stock in this Proxy Statement have been adjusted to reflect the stock split.

All shareholders of record at the close of business on March 9, 2007 (the Record Date), are entitled to vote their shares of Common Stock at the Annual Meeting. On the Record Date, the Company had issued and outstanding 404,526,216 shares of Common Stock.

Annual Meeting Attendance

Attending the Annual Meeting.    All shareholders are welcome to attend the Annual Meeting. You will need an admission card or proof of ownership of our Common Stock, and a form of personal photo identification for admission to the Annual Meeting.

If you hold shares directly in your name as a shareholder of record, you may obtain an admission card by marking the appropriate box on your proxy card or, if you are voting on the telephone or Internet voting systems, by responding affirmatively when prompted about attendance. If your shares are held beneficially in the name of a bank, broker or other holder of record, you must present proof of ownership of our Common Stock, such as a bank or brokerage statement, at the Annual Meeting.

Quorum.    The presence, in person or by proxy, of holders of a majority of the issued and outstanding shares of Common Stock as of the Record Date is considered a quorum for the transaction of business. If you submit a properly completed proxy in accordance with one of the voting procedures described below or appear at the Annual Meeting to vote in person, your shares of Common Stock will be considered present. For purposes of determining whether a quorum exists, abstentions and broker non-votes (as described below) will be counted as present. Once a quorum is present, voting on specific proposals may proceed. In the absence of a quorum, the Annual Meeting may be adjourned.

Voting

Voting Procedures.    You must be a shareholder of record on the Record Date to vote your shares. Each shareholder of record is entitled to one vote on all matters presented at the Annual Meeting for each share of Common Stock held by the shareholder. You are considered a shareholder of record if your shares are registered directly in your name with the Company’s transfer agent, Computershare Trust Company, N.A. (Computershare). If you are a shareholder of record, Computershare provides proxy materials to you on behalf of the Company. If your shares are registered in different names or held in more than one account, you may receive more than one proxy card or set of voting instructions. In that case, you will need to submit a vote for each set of shares in accordance with the voting procedures outlined below.

Shareholders of record may cast their vote by:

(i)	signing and dating each proxy card received and returning each card using the prepaid envelope;
(ii)	calling 1-800-652-VOTE (1-800-652-8683), or outside the United States, Canada and Puerto Rico calling 1-781-575-2300, and following the instructions provided on the phone line;
(iii)	accessing www.investorvote.com and following the instructions provided online; or
(iv)	attending the Annual Meeting and voting by ballot.

The telephone and Internet voting systems are available 24 hours a day. They will close at 11:59 p.m. Eastern Time on May 1, 2007. Please note that the voting deadline differs for participants in the Company’s 401(k) plans as described below. All shares represented by properly executed, completed and unrevoked proxies that are received on time will be voted at the Annual Meeting in accordance with the specifications made in the proxy card. If you return a proxy card but do not specifically direct the voting of shares, your proxy will be voted as follows:

(i)	FOR the election of directors as described in this Proxy Statement;
(ii)	FOR the selection of KPMG LLP (KPMG) as the independent auditors of the Company;
(iii)	AGAINST the two shareholder proposals described in this Proxy Statement; and
(iv)	in accordance with the judgment of the proxy holders for other matters that properly may come before the Annual Meeting.

If your shares are held by a bank, broker or other holder of record (commonly referred to as registered in “street name”), you are considered a beneficial owner of those shares rather than a shareholder of record. If you are a beneficial owner, your bank, broker or other holder of record forwards the proxy materials to you. As a beneficial owner, you have the right to direct your bank, broker or other holder of record how to vote your shares by following the voting instructions provided with these proxy materials. Please refer to the proxy materials forwarded by your bank, broker or other holder of record to see if the voting options described above are available to you.

The Northern Trust Company (Northern Trust) is the holder of record of the shares of Common Stock held in the General Dynamics Corporation Savings and Stock Investment Plan (the SSIP) and the General Dynamics Corporation Savings and Stock Investment Plan for Represented Employees (the Represented SSIP). If you are a participant in one of these plans you are the beneficial owner of the shares of Common Stock credited to your plan account. As beneficial owner, you have the right to instruct Northern Trust how to vote your shares. In the absence of voting instructions, Northern Trust has the right to vote shares at its discretion.

Computershare provides proxy materials to participants in the SSIP and the Represented SSIP on behalf of Northern Trust. If you are a plan participant and a shareholder of record, Computershare may combine the shares registered directly in your name and the shares credited to your SSIP or Represented SSIP account onto one proxy card. If Computershare does not combine your shares, you will receive more than one set of proxy materials. In that case, you will need to submit a vote for each set of shares. The vote you submit via proxy card or the telephone or Internet voting systems will serve as your voting instructions to Northern Trust. To allow sufficient time for Northern Trust to vote your SSIP and Represented SSIP shares, your vote, or any re-vote as described below, must be received by 9:00 a.m. Eastern Time on April 30, 2007.

Revoking a Proxy.    A shareholder of record may revoke a proxy at any time before it is voted at the Annual Meeting by:

(i)	sending written notice of revocation to the Corporate Secretary of the Company;
(ii)	submitting another proxy card that is dated later than the original proxy card;
(iii)	re-voting by using the telephone or Internet voting systems; or
(iv)	attending the Annual Meeting and voting by ballot.

The General Dynamics Corporate Secretary must receive notice of revocation, or a subsequent proxy card, before the vote at the Annual Meeting for a revocation to be valid. A re-vote by the telephone or Internet voting systems must occur before 11:59 p.m. Eastern Time on May 1, 2007. If you are a beneficial owner, revocation of proxies must be made through the appropriate bank, broker or other holder of record.

Vote Required

Proposal 1 – Election of the Board of Directors.    Directors will be elected by a majority of the votes cast in person or by proxy and entitled to vote at the Annual Meeting. A “majority of the votes cast” means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election. You may vote for, vote against or abstain from voting for any or all nominees. An abstention will not be counted as a vote cast “for” or “against” a director’s election. A summary of the majority voting standard appears on page 8 of this Proxy Statement under “Governance of the Company – Majority Voting Standard for Director Elections.”

Proposal 2 – Selection of Independent Auditors.    To be approved, Proposal 2 requires an affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting. You may vote for, vote against or abstain from voting on this matter. Abstentions will have the effect of a vote against this proposal.

Proposals 3 and 4 – Shareholder Proposals.    To be approved, Proposals 3 and 4 each require an affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on each proposal. You may vote for, vote against or abstain from voting on these matters. Abstentions on any of these proposals will have the effect of a vote against the proposal.

Broker Non-Vote.    A broker non-vote occurs when a bank, broker or other holder of record does not vote on a particular proposal because that holder does not have discretionary voting power for the proposal and has not received voting instructions from the beneficial owner. Banks, brokers and other holders of record have discretionary authority to vote shares without instructions from beneficial owners only on matters considered “routine” by the New York Stock Exchange, such as the election of directors and the advisory vote on the selection of the independent auditors. On non-routine matters, such as shareholder proposals, these holders do not have discretion to vote shares without instructions from beneficial owners and thus are not “entitled to vote” on such proposals. The result is a broker non-vote for those shares.

Voting Tabulation.    Representatives of IVS Associates Inc. will tabulate the vote at the Annual Meeting.

Proxy Solicitation.    The Board of Directors is soliciting proxies from shareholders. Directors, officers and other employees of General Dynamics may solicit proxies from the shareholders of the Company by mail, e-mail, telephone, facsimile or in person. In addition, Innisfree M&A Incorporated (Innisfree), 501 Madison Avenue, New York, New York, is soliciting brokerage firms, dealers, banks, voting trustees and their nominees.

The Company will pay Innisfree approximately $15,000 for soliciting proxies for the Annual Meeting and will reimburse brokerage firms, dealers, banks, voting trustees, their nominees and other record holders for their out-of-pocket expenses in forwarding proxy materials to the beneficial owners of the Common Stock. We will not provide compensation, other than their usual compensation, to directors, officers and other employees of the Company who solicit proxies.

Election of the Board of Directors of the Company

(Proposal 1)

This year, 12 nominees are standing for election to the Board of Directors. Each nominee elected as a director will hold office until:

•	the next annual meeting and his or her successor is elected and qualified, or

•	his or her earlier death, removal or resignation.

In the event that any nominee withdraws or for any reason is unable to serve as a director, your proxy will be voted for any remaining nominees (except as otherwise indicated in your proxy) and for any replacement nominee designated by the Nominating and Corporate Governance Committee of the Board of Directors.

Nicholas D. Chabraja, 64, director since 1994.

Chairman and Chief Executive Officer of the Company since June 1997. Vice Chairman from December 1996 to May 1997. Executive Vice President from March 1994 to December 1996. Director of Ceridian Corporation and The Northern Trust Company.

James S. Crown, 53, director since 1987.

President of Henry Crown and Company (diversified investments) since 2002. Vice President of Henry Crown and Company from 1985 to 2002. Director of J.P. Morgan Chase & Co. and Sara Lee Corporation.

William P. Fricks, 62, director since 2003.

Chairman and Chief Executive Officer of Newport News Shipbuilding Inc. from 1997 to 2001. Chief Executive Officer and President of Newport News Shipbuilding Inc. from 1995 to 1996.

Charles H. Goodman, 73, director since 1991. Vice Chairman of Henry Crown and Company (diversified investments) since 2002. Vice President of Henry Crown and Company from 1973 to 2002.

Jay L. Johnson, 60, director since 2003.

Executive Vice President of Dominion Resources, Inc. (electric and gas services) and President and Chief Executive Officer of Dominion Delivery since December 2002. Senior Vice President of Dominion Energy, Inc. from 2000 to 2002. Retired Admiral, U.S. Navy. Chief of Naval Operations from 1996 to 2000.

George A. Joulwan, 67, director since 1998.

Retired General, U.S. Army. Supreme Allied Commander, Europe, from 1993 to 1997. Commander-in-Chief, Southern Command, from 1990 to 1993. President of One Team, Inc. (consulting) since 1999. Adjunct Professor at the National Defense University from 2001 to 2005. Olin Professor, National Security, at the U.S. Military Academy at West Point from 1998 to 2000.

Paul G. Kaminski, 64, director since 1997.

Under Secretary of U.S. Department of Defense for Acquisition and Technology from 1994 to 1997. Chairman and Chief Executive Officer of Technovation, Inc. (consulting) since 1997. Senior Partner of Global Technology Partners, LLC (investment banking) since 1998.

John M. Keane, 64, director since 2004.

Retired General, U.S. Army. Vice Chief of Staff of the Army from 1999 to 2003. President of GSI, LLC (consulting) from 2004 to 2005. Senior Managing Director of Keane Advisors, LLC (consulting) since 2005. Member of the Department of Defense Policy Board. Director of MetLife, Inc.

Deborah J. Lucas, 48, director since 2005.

Donald C. Clark Household International Distinguished Professor of Finance at Northwestern University’s Kellogg School of Management since 1996. Chief Economist at the Congressional Budget Office from 2000 to 2001. Director of Anthracite Capital, Inc. since 2005.

Lester L. Lyles, 60, director since 2003.

Retired General, U.S. Air Force. Commander of the Air Force Materiel Command from 2000 to 2003. Vice Chief of Staff of the Air Force from 1999 to 2000. Director of MTC Technologies, Inc. and DPL Inc.

Carl E. Mundy, Jr., 71, director since 1998.

Retired General, U.S. Marine Corps. Commandant of the Marine Corps from 1991 to 1995. President and Chief Executive Officer of the World USO from 1996 to 2000. Member of the Advisory Committee to the Comptroller General of the United States since 2001. Chairman of the Marine Corps University Foundation since 1995. Director of Schering-Plough Corporation.

Robert Walmsley, 66, director since 2004.

Retired Vice Admiral, Royal Navy. Chief of Defence Procurement for the United Kingdom Ministry of Defence from 1996 to 2003. Senior Advisor to Morgan Stanley & Co. Limited (investment banking) since February 2004. Director of British Energy Group plc, Cohort plc, EDO Corporation and Stratos Global Corporation.

Based on our Bylaws and Corporate Governance Guidelines, the Company’s general policy is not to nominate individuals for election to the Board of Directors who have reached the age of 72 as of the scheduled date for the annual meeting. However, the Nominating and Corporate Governance Committee recommended and the Board unanimously requested that Charles H. Goodman stand for re-election. The Board took this action in recognition of the continued valuable counsel and insight that Mr. Goodman provides to the Board, including his role as chair of the Benefit Plans and Investment Committee. If elected by the shareholders, Mr. Goodman has agreed to serve as a director.

The Company’s Bylaws specify that the number of directors will be not less than five nor more than 15, as determined by the Board. The size of the Board currently is set at 12 members.

The Board of Directors unanimously recommends that you vote FOR all of the director nominees listed above.

Governance of the Company

Board of Directors

The Board of Directors oversees General Dynamics’ business and affairs pursuant to the General Corporation Law of the State of Delaware and the Company’s Certificate of Incorporation and Bylaws. The Board is the ultimate decision-making body of the Company, except on matters reserved for the shareholders.

Corporate Governance Guidelines

The Board of Directors believes that a commitment to good corporate governance enhances shareholder value. To that end, the Board has adopted governance policies and processes to ensure effective governance of both the Board and the Company. These governance policies and processes were adopted by the Board of Directors at the recommendation of the Nominating and Corporate Governance Committee and are stated in the General Dynamics Corporate Governance Guidelines, available on our website at www.generaldynamics.com, under the “Investor Relations – Corporate Governance” captions, or in print upon request. The Board benchmarks these guidelines against the best practices of other public companies and considers suggestions made by various groups active in corporate governance. Further, the Board regularly evaluates these guidelines to ensure compliance with the rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange. The Board may modify existing policies or adopt new policies to comply with new legislation and rule changes made by the Securities and Exchange Commission or the New York Stock Exchange.

Majority Voting Standard for Director Elections

On December 6, 2006, the Board of Directors amended the Company’s Bylaws to change the voting standard for the election of directors in uncontested elections from a plurality to a majority voting standard. Under the new majority voting standard, a nominee in an uncontested director election will be elected if the number of votes cast “for” the nominee exceeds the number of votes cast “against” the nominee. In contested director elections, the plurality voting standard will be retained. In order for an incumbent director to become a nominee for further service on the Board, the director must submit an irrevocable resignation. This resignation will become effective only upon the Board’s acceptance of the resignation of a director who does not receive a majority of the votes cast in an uncontested election. The Board will publicly disclose its decision regarding the resignation and, if the resignation is rejected, the rationale behind the decision, within 90 days following certification of the election results. If the Board accepts a director’s resignation or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board may fill the resulting vacancy in accordance with the procedures in the Company’s Bylaws.

In connection with the amendment of the Company’s Bylaws, the Company’s Corporate Governance Guidelines were revised to allow an incumbent director who fails to receive a majority of the votes cast in an uncontested election to remain active and engaged in Board proceedings while the Nominating and Corporate Governance Committee and the Board decide whether to accept the resignation. The guidelines do not, however, allow the director to participate in any Board or committee proceedings regarding his or her resignation.

Codes of Ethics

Since the inception of a formal ethics program in 1985, General Dynamics’ Board of Directors and management have devoted significant time and resources to maintaining an active and robust ethics program. Since 1985, the Company has had a Standards of Business Ethics and Conduct handbook that applies to all employees. This handbook, known as “the Blue Book,” has been updated and improved as the Company has grown and changed over the years. Our ethics program also includes a 24-hour ethics hotline, which employees can call to communicate any business ethics-related concerns, and periodic training on ethics and compliance topics for all employees.

The Company has also adopted two additional ethics codes specifically applicable to our financial professionals and the Board of Directors. The Code of Ethics for Financial Professionals, which supplements the Blue Book, applies to our chief executive officer, chief financial officer, controller and any person performing similar financial functions for the Company. In addition, there is a Code of Conduct for Members of the Board of Directors that embodies the Board’s commitment to manage the Company’s business in accordance with the highest standards of ethical conduct.

Copies of the Standards of Business Ethics and Conduct handbook, Code of Ethics and Code of Conduct are available on the Company’s website at www.generaldynamics.com, under the “Investor Relations – Corporate Governance” captions, or in print upon request. We will disclose on our website any amendments to or waivers from our Standards of Business Ethics and Conduct, Code of Ethics or Code of Conduct, on behalf of any executive officer, financial professional or director of the Company.

Related Person Transactions Approval Policy

The Board of Directors has adopted a written policy on the review and approval of related person transactions. Related persons covered by the policy are executive officers, directors and director nominees, any person who is known to be a beneficial owner of more than five percent of the voting securities of the Company, any immediate family member of any of the foregoing persons or any entity in which any of the foregoing persons has or will have a direct or indirect material interest.

A related person transaction is defined by the policy as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company will be a participant and the amount involved exceeds $120,000, and in which any related person will have a direct or indirect material interest. A related person will not be deemed to have a direct or indirect material interest in a transaction if the interest arises only from the position of the person as a director of another corporation or organization that is a party to the transaction or the direct or indirect ownership by such person and all the related persons, in the aggregate, of less than a 10 percent equity interest in another person that is a party to the transaction. In addition, certain interests and transactions, such as director compensation that has been approved by the Board, a transaction where the rates or charges are determined by competitive bid or a compensatory arrangement solely related to employment with the Company (or a subsidiary) that has been approved by the Compensation Committee, are not subject to the policy.

The Nominating and Corporate Governance Committee is responsible for reviewing, approving and, where applicable, ratifying related person transactions. If a member of the committee has an interest in a related person transaction, then he or she will not be part of the review process.

In considering the appropriate action to be taken regarding a related person transaction, the committee or the Board (as the case may be) will consider the best interests of the Company, whether the transaction is fair to the Company, is on terms that would be obtainable in an arms-length transaction and serves a compelling business reason, and any other factors as it deems relevant. As a condition to approving or ratifying any related person transaction, the committee may impose whatever conditions and standards it deems appropriate, including periodic monitoring of ongoing transactions.

Director Independence

The Board of Directors assesses the independence of the Company’s directors, and examines the nature and extent of any relationships between General Dynamics and its directors, their families and their affiliates. For a director to be considered independent, the Board must determine that a director does not have any direct or indirect material relationship with the Company. The Board has established director independence guidelines (the Director Independence Guidelines) as part of the Corporate Governance Guidelines to assist in determining director independence in accordance with the rules of the New York Stock Exchange. The Director Independence Guidelines provide that an “independent director”:

(a)	is not an employee, nor has an immediate family member who is an executive officer, of the Company;

(b)	does not receive, nor has an immediate family member who receives, any direct compensation from the Company, other than director and committee fees;

(c)	does not receive, directly or indirectly, any consulting, advisory or other compensatory fee from the Company, other than director and committee fees;

(d)	is not, nor has an immediate family member who is, employed as an executive officer of another company where any executive officer of the Company serves on the compensation committee;

(e)	is not affiliated with or employed by, nor has an immediate family member affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company;

(f)	except as otherwise provided in (g) below, is not an executive officer or an employee, nor has an immediate family member who is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2 percent of the revenues of the company; and

(g)	is not a director, trustee or executive officer of a charitable organization that, in any single fiscal year, receives contributions from the Company in an amount that exceeds the greater of $1 million or 2 percent of the revenues of the organization.

For purposes of the Director Independence Guidelines, the term “the Company” includes any subsidiary, and the term “immediate family member” includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than domestic employees) who shares the person’s home.

The Board of Directors affirmatively determined that, other than the Company’s Chairman and Chief Executive Officer, Nicholas D. Chabraja, each of the directors currently serving on the Board, each director who served at any time during the prior fiscal year and each nominee to the Board qualifies as an “independent director” in accordance with the rules of the New York Stock Exchange and the Director Independence Guidelines. In order to make this determination, the Board reviewed all relationships between the Company and the directors and affirmatively determined that none of the directors who qualifies as independent has a material business, financial or other type of relationship with the Company (other than as a director or shareholder of the Company). Specifically, the Board considered the following relationships and found them to be immaterial:

Mr. James Crown, Mr. Lester Crown (who served on the Board until May 2006), Mr. Goodman, Mr. Keane, Mr. Mundy and Mr. Walmsley serve as members of the boards of charitable and other non-profit organizations to which the Company has made contributions in the usual course of the Company’s annual giving programs. Ms. Lucas is an employee of a university to which a subsidiary of the Company made contributions.

Mr. James Crown, Mr. Johnson, Mr. Joulwan, Mr. Kaminski, Mr. Keane, Mr. Lyles, Mr. Mundy and Mr. Walmsley serve as directors of companies, and Mr. Kaminski and Mr. Walmsley each provide consulting services to companies, to which the Company sells products and services, or from which the Company purchases products and services, in the ordinary course of business.

Mr. James Crown, Mr. Lester Crown and Mr. Goodman indirectly own a minority interest in a company that conducts business with a subsidiary of the Company, in the ordinary course of business.

Board Meetings and Attendance

During 2006, the Board of Directors held seven meetings. One of these was a three-day meeting with senior management to review the Company’s strategic plan and the strategic plan of each of the Company’s business units. As a group, incumbent directors attended 97 percent of all Board and committee meetings held in 2006. The Company encourages directors to attend each meeting of shareholders. For the 2006 annual meeting of shareholders, all directors then on the Board attended.

Executive Sessions of the Board

Executive sessions of the non-management directors are held in conjunction with all regularly scheduled Board meetings. In addition, the non-management directors may meet without management present at other times as desired by any non-management director. The chairs of the five standing committees rotate as presiding director at these executive sessions.

Board Committees

The Board of Directors has five standing committees, described below. Currently, all Board committees are composed of independent, non-management directors. Each of these committees has a written charter. Current copies of these charters are available on the Company’s website at www.generaldynamics.com, under the “Investor Relations – Corporate Governance” captions, or in print upon request.

Audit Committee.    This committee provides oversight on accounting, financial reporting, internal control, auditing and regulatory compliance activities. It selects and evaluates the Company’s independent auditors and evaluates their independence. In addition, this committee reviews the Company’s audited financial statements with management and the independent auditors, recommends to the Board whether the audited financial statements should be included in the Company’s annual report on Form 10-K and prepares a report to shareholders that is included in the Company’s proxy statement. This committee also evaluates the performance, responsibilities, budget and staffing of the internal audit function, as well as the scope of the internal audit plan. This committee held 10 meetings in 2006. The Board of Directors has determined that Mr. Fricks, the chair of the Audit Committee, is an “audit committee financial expert” as defined by the Securities and Exchange Commission.

Benefit Plans and Investment Committee.    This committee reviews and monitors the investment, safekeeping and performance of the assets of all employee benefit plans (other than multi-employer plans) of the Company and its subsidiaries. This committee held five meetings in 2006.

Compensation Committee.    This committee evaluates the performance of the chief executive officer and other officers and reviews and approves their compensation. The processes and procedures for the review and approval of executive compensation are described in the Compensation Discussion and Analysis section of this Proxy Statement. In addition, this committee has responsibility for recommending to the Board the level and form of compensation and benefits for directors. It also administers the Company’s incentive compensation plans and reviews and monitors succession plans for the chief executive officer and the other officers. This committee held six meetings in 2006.

To the extent consistent with its obligations and responsibilities, the Compensation Committee may form subcommittees of one or more members of the committee and delegate its authority to the subcommittees as it deems appropriate. In addition, the committee has the authority to retain and terminate external advisors in connection with the discharge of its duties. In 2006, the committee engaged PricewaterhouseCoopers LLP to assist it in reviewing the Company’s executive compensation process. The scope of the consultant’s assignment, as determined by the committee, was to assess the methodologies, process and administration of the Company’s executive compensation program with regard to compensation decisions and execution of those decisions.

Nominating and Corporate Governance Committee.    This committee evaluates Board and management effectiveness and develops and advises the Board on corporate governance and related matters. The committee monitors developments, trends and best practices in corporate governance and recommends corporate governance guidelines that comply with legal and regulatory requirements. It also identifies qualified individuals to serve as directors and recommends the director nominees proposed either for election at the annual meeting of shareholders or to fill vacancies and newly created directorships between annual meetings. This committee held four meetings in 2006.

Director Nominations.    The Nominating and Corporate Governance Committee identifies director nominees from various sources. In assessing potential nominees, the committee considers the character, background and professional experience of candidates. All director nominees should possess good judgment and an inquiring and independent mind. Prior government service or familiarity with the issues affecting defense and aerospace businesses are among the relevant criteria. All director nominees must have a reputation for the highest personal and professional ethics and integrity. They must be willing to devote sufficient time and effort to carrying out their responsibilities effectively and should be committed to serving on the Board for an extended period. In addition, they must meet the definition of an “independent director” in accordance with the rules of the New York Stock Exchange and the Director Independence Guidelines. The committee carefully considers any conflicts of interest.

The Nominating and Corporate Governance Committee will consider director nominees recommended by shareholders. To recommend a qualified person to serve on the Board of Directors, a shareholder should write to the Corporate Secretary, General Dynamics Corporation, 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042. The written recommendation must contain (i) all information for each director nominee required to be disclosed in a proxy statement by the Securities Exchange Act of 1934, as amended (the Exchange Act); (ii) the name and address of the shareholder making the recommendation, and the number of shares owned and the length of ownership; (iii) a statement as to whether the director nominee meets the criteria for independence under the rules of the New York Stock Exchange and the Director Independence Guidelines; (iv) a description of all arrangements or understandings, and the relationship between the shareholder and the director nominee, as well as any similar arrangement, understanding or relationship between the director nominee or the shareholder and the Company; and (v) the written consent of each director nominee to serve as a director if elected. The committee will consider and evaluate persons recommended by shareholders in the same manner as it considers and evaluates potential directors identified by the Company.

Planning and Business Development Committee.    This committee reviews and assesses the Company’s business plans and business development activities, including major new program initiatives, enabling technology, and international and government relations activities. This committee held four meetings in 2006.

Committee Members.    The current members of each of the five standing committees are listed below, with the chair appearing first:

Audit	Benefit Plans and Investment	Compensation	Nominating and Corporate Governance	Planning and Business Development
William P. Fricks James S. Crown John M. Keane Deborah J. Lucas Lester L. Lyles Carl E. Mundy, Jr.	Charles H. Goodman William P. Fricks Paul G. Kaminski John M. Keane Deborah J. Lucas	George A. Joulwan James S. Crown William P. Fricks Charles H. Goodman Jay L. Johnson Lester L. Lyles	James S. Crown Jay L. Johnson George A. Joulwan Carl E. Mundy, Jr. Robert Walmsley	Paul G. Kaminski Jay L. Johnson George A. Joulwan John M. Keane Lester L. Lyles Robert Walmsley

Communications with the Board

Any shareholder or other interested party who has a concern or question about the conduct of the Company may communicate directly with the Company’s non-management directors or the full Board. Communications may be confidential or anonymous. Communications should be submitted in writing to the chair of the Nominating and Corporate Governance Committee, c/o Corporate Secretary, General Dynamics Corporation, 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042. The Corporate Secretary will receive and process all written communications and will refer all substantive communications to the chair of the Nominating and Corporate Governance Committee in accordance with guidelines approved by the independent members of the Board. The chair of the Nominating and Corporate Governance Committee will review and, if necessary, investigate and address all such communications and will report the status of these communications to the non-management directors as a group or the full Board on a quarterly basis.

Employees of the Company and other interested parties may also communicate concerns or complaints about the Company’s accounting, internal accounting controls or auditing matters directly to the Audit Committee. Communications may be confidential or anonymous, and they can be submitted in writing or reported by telephone. Written communications should be submitted to the chair of the Audit Committee in care of the Company’s ethics officer at the address in the preceding paragraph. Employees of the Company can call via a toll-free hotline number provided to all employees. The ethics officer will review, investigate and address any concerns or complaints unless the Audit Committee instructs otherwise. The ethics officer will report the status of all concerns and complaints to the Audit Committee on a quarterly basis, or more frequently as determined by the committee. The Audit Committee may also direct that matters be presented to the full Board, and the committee may direct special treatment of any concern or complaint addressed to it, including the retention of outside advisors or counsel.

Director Orientation and Continuing Education

The general counsel and the chief financial officer of the Company provide an orientation for new directors and periodically provide materials and briefing sessions for all directors on subjects that assist them in discharging their duties. Within six months of election to the Board, each new director spends a day at the Company’s headquarters for a briefing on the Company’s strategic plans; significant financial, accounting and risk management matters; and key policies and practices. At this orientation, a new director also receives briefings on the responsibilities, duties and activities of the committees on which the director will serve. Annually, the Board holds a three-day meeting with senior management of the Company to review the strategic plan of each of the Company’s business units and the Company as a whole. In addition, directors have the opportunity to visit the Company’s business units. These visits allow the directors to interact with a broader group of Company executives and employees and gain a first-hand view of the Company’s operations. All directors are also encouraged to attend director continuing education programs sponsored by educational and other institutions.

Director Compensation

General Dynamics compensates each director, except Mr. Chabraja, for service on the Board of Directors. Director compensation for 2006 included the following:

Annual Retainer	$40,000

Committee Chair Additional Annual Retainer	$5,000

Attendance Fees	$2,000 for each meeting of the Board of Directors; $1,500 for each meeting of any committee; and $2,000 per day for attending strategic or financial planning meetings sponsored by the Company

Annual Equity Award	Approximately $93,300 on the date of award

Non-management directors have the option of receiving all or part of their annual retainers in the form of Common Stock. The annual retainer, additional committee chair retainer (if any), and attendance fees paid to each director during 2006 are reflected in the aggregate in the “Fees Earned or Paid in Cash” column of the Director Compensation table, irrespective of whether a director took the annual retainer in shares of Common Stock. The annual equity award consists of a restricted stock award valued at approximately one-third of the total equity award and a stock option award valued at approximately two-thirds of the total equity award.

In light of the travel required by service on our Board, General Dynamics provides each director with accidental death and dismemberment insurance coverage. Payments by the Company for director accidental death and dismemberment insurance are reflected in the “All Other Compensation” column of the Director Compensation table.

The Compensation Committee reviews director compensation on an annual basis. In early 2007, at the request of the committee, the Company engaged Hewitt Associates (Hewitt) to conduct a director compensation analysis that considered cash retainers, meeting fees, equity compensation and additional director benefits. Hewitt provided director compensation data for two peer groups. The first group consisted of 18 companies in varying industries and the second group consisted of nine companies in the aerospace and defense industry. In each group, the average sales approximated the sales of General Dynamics. The committee benchmarked director compensation against these two peer groups. Based on this review, the committee recommended, and the Board approved at the March 2007 meeting, the following changes to director compensation:

Annual Retainer	$50,000

Committee Chair Additional Annual Retainer	$10,000

Attendance Fees	$2,500 for each meeting of the Board of Directors; $2,000 for each meeting of any committee; and $2,500 per day for attending strategic or financial planning meetings sponsored by the Company

Annual Equity Award	Approximately $105,000 on the date of award

Director Compensation for Fiscal Year 2006

Name	Fees Earned or Paid in Cash (a)	Stock Awards (b)	Option Awards (c)	All Other Compensation (d)		Total
James S. Crown	$95,000	$16,842	$45,629	$2,189		$159,660

William P. Fricks	$96,500	$16,842	$45,629	$2,189		$161,160

Charles H. Goodman	$81,500	$16,842	$45,629	$4,173		$148,144

Jay L. Johnson	$79,000	$16,842	$45,629	$2,189		$143,660

George A. Joulwan	$86,000	$16,842	$45,629	$2,189		$150,660

Paul G. Kaminski	$78,500	$16,842	$45,629	$2,189		$143,160

John M. Keane	$88,500	$16,842	$45,629	$2,189		$153,160

Deborah J. Lucas	$82,500	$8,418	$24,779	$2,189		$117,886

Lester L. Lyles	$90,000	$16,842	$45,629	$2,189		$154,660

Carl E. Mundy, Jr.	$81,000	$16,842	$45,629	$4,173		$147,644

Robert Walmsley	$72,000	$16,842	$45,629	$2,189		$136,660

Lester Crown (e)	$26,333	$7,680	$21,791	$839,641	(f)	$895,445
(a)	Mr. James Crown, Mr. Fricks, Mr. Johnson, Mr. Keane and Mr. Lyles elected to receive 100 percent of their annual retainer in Common Stock. As a result, they each received 585 shares of Common Stock with a grant date fair value of $39,790. Mr. Walmsley elected to receive 50 percent of his annual retainer in Common Stock. As a result, he received 290 shares of Common Stock with a grant date fair value of $19,727. Mr. Lester Crown elected to receive his pro-rated annual retainer in Common Stock. As a result, he received 205 shares of Common Stock with a grant date fair value of $13,168.
(b)	The amounts reported in the Stock Awards column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (FAS 123(R)). Assumptions used in the calculation of these amounts are included in Note Q to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2007. With the exception of Mr. Lester Crown, the grant date fair value of the 540 shares of restricted stock awarded to each director on March 1, 2006, was $33,672. Mr. Crown’s March 1, 2006, grant was pro-rated due to his retirement in May 2006. The grant date fair value of Mr. Crown’s March 1, 2006, grant of 111 shares of restricted stock was $6,921. Restricted stock awards outstanding as of December 31, 2006, for each director are as follows: Mr. James Crown – 3,022; Mr. Fricks – 2,940; Mr. Goodman – 3,022; Mr. Johnson – 2,940; Mr. Joulwan – 3,022; Mr. Kaminski – 3,022; Mr. Keane – 1,996; Ms. Lucas – 540; Mr. Lyles – 1,996; Mr. Mundy – 3,022; Mr. Walmsley – 1,698; and Mr. Lester Crown – 2,405.
(c)	The amounts reported in the Option Awards column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R). Assumptions used in the calculation of these amounts are included in Note Q to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2007. With the exception of Mr. Lester Crown, the grant date fair value of the 4,300 stock options awarded to each director on March 1, 2006, was $62,006. Mr. Crown’s March 1, 2006, grant was pro-rated due to his retirement in May 2006. The grant date fair value of Mr. Crown’s March 1, 2006, grant of 884 stock options was $12,747. Option awards outstanding as of December 31, 2006, for each director are as follows: Mr. James Crown – 24,310; Mr. Fricks – 20,310; Mr. Goodman – 24,310; Mr. Johnson – 20,310; Mr. Joulwan – 24,310; Mr. Kaminski – 24,310; Mr. Keane – 15,110; Ms. Lucas – 4,300; Mr. Lyles – 15,110; Mr. Mundy – 24,310; Mr. Walmsley – 13,160; and Mr. Lester Crown – 19,320.
(d)	Amounts listed reflect payments by the Company for accidental death and dismemberment insurance. In addition, for Mr. Lester Crown, the amount includes the donation made by the Company described in footnote (f) below.
(e)	Lester Crown retired from the Board of Directors of the Company effective May 3, 2006.
(f)	In accordance with Securities and Exchange Commission rules, “All Other Compensation” for Mr. Lester Crown includes a donation that the Company made directly to Brandeis University’s Crown Center for Middle East Studies in honor of Mr. Crown’s 32 years of service on the Company’s Board of Directors. The Company has pledged a total amount of $2,500,000 to be paid over a three-year period, 2006 through 2008. No direct payment was made to Mr. Crown in association with this contribution and it is not income to him.

Compensation Discussion and Analysis

Our Compensation Philosophy

The General Dynamics executive compensation program is designed to create incentives for operating performance both in the current year and for the long-term benefit of the Company, thereby closely aligning the interests of management with the interests of shareholders. At the executive level, the majority of compensation is equity-based, vests over time and is tied directly to long-term shareholder value.

Over the last 10 years, General Dynamics and our shareholders have enjoyed exceptional long-term performance, measured by sustained revenue and earnings growth and consistent, solid returns. As the performance graph below shows, General Dynamics has generated a total return for shareholders of 393 percent, well in excess of the Standard & Poor’s® 500 Index and the Standard & Poor’s® Aerospace & Defense Index. Revenue has grown on average 21.0 percent per year, earnings from continuing operations has increased by an average annual amount of 20.3 percent and the Company’s free cash flow, defined as cash from operating activities from continuing operations less capital expenditures, has exceeded net income. The Company has deployed this cash to make 40 acquisitions totaling approximately $11.1 billion, to repurchase $1.3 billion of the Company’s Common Stock and to return $2.2 billion in quarterly dividends.

Ten-Year Historical Performance

General Dynamics’ management team is dedicated to achieving consistently strong financial results and is compensated in ways that ensure a continual focus on shareholder value. Approximately 515 employees participate in our executive compensation program, which includes a salary and performance-based bonus and equity awards, along with Company-provided benefits. Salaries are intended to provide executives with a fair and competitive wage. We use independently provided survey data to set salaries that are in the middle range (the 50th percentile of the market) for comparable jobs in companies included in the survey. On average, however, salaries account for less than half of our senior executives’ compensation. The majority of their compensation is performance-based, and therefore, at risk. For our named executive officers, more than 65 percent of their compensation is at risk. For our Chief Executive Officer, that number is over 85 percent. Performance-based bonuses, when earned, are paid in cash. Equity awards, when earned, are granted as restricted stock and stock options.

In practice, equity awards provide the greatest risk and possible reward to our executives. The equity grant that an executive receives is driven by his or her individual performance and Company performance in the prior year, but the ultimate value of that grant depends in large part on the impact of the Company’s future performance on the value of its Common Stock. This is essential in aligning the interests of management with the interests of shareholders. If the Company does well, management and shareholders both benefit. Clearly, the opposite is also true. For this reason, and as a matter of principle, we do not consider the value of past equity grants when determining current compensation. Our responsibility in setting compensation is to ensure that the value of the equity grants, at the time they are received, is reasonable.

We believe that achieving excellent results starts by setting strong goals. Every year, senior management establishes Company and business unit financial and operating goals, and each executive officer approves performance goals for the managers reporting to him or her. The Board of Directors reviews, adjusts, where appropriate, and approves the business unit goals and adopts the operating plan for the Company for the year. Designed to incentivize value creation, Company operating plan goals include orders, sales, earnings from continuing operations, return on sales, free cash flow from operations, sales per employee and return on invested capital. The business unit goals include earnings before interest and taxes (EBIT) and business unit cash flow, as well as other financial and programmatic goals tailored to the individual business unit. Programmatic goals can include, for example, safety rate improvements, environmental certifications (ISO and OHSAS), process maturity level certifications (CMMI) and critical program performance.

Our responsibility in setting these goals is to ensure that they are aggressive, achievable in light of current market conditions and ultimately contribute to the creation of shareholder value.

There must also be, in any rational compensation program, executive and Board discretion. The Board of Directors, chief executive officer and senior managers throughout the Company are entrusted to exercise judgment in making compensation decisions. We believe that good governance requires the exercise of discretion in setting goals, determining whether those goals have been met and deciding compensation.

Components of Our Compensation Program

The General Dynamics executive compensation program has two parts: direct compensation and benefits. Direct compensation consists of a base salary, a bonus and an equity award. Company-sponsored benefits include insurance plans, retirement plans and perquisites.

Direct Compensation

Salary.    We pay executives an annual salary in cash targeted at the median (50th percentile) for salaries of executives with comparable jobs and experience in a survey of companies. Salaries are reviewed annually and increases, when they occur, are market driven. In simplest terms, we pay an executive salary that is “middle of the road” in competitiveness. We do this deliberately. We believe that high performance organizations make an effort to pay salaries at no more than market and instead create a performance-based culture around bonus and equity incentives to encourage the achievement of aggressive goals.

Bonus.    We award executives bonuses based on their individual performance that year, that of the Company and, where applicable, that of their business unit. The bonus is designed to place at risk a significant portion of an executive’s annual cash compensation. He or she has upside potential if the Company performs well against its operating plan, and downside potential if it does not. When combined with base salaries, cash bonuses generally bring total executive cash compensation between the 50th and 75th percentiles of the competitive market, as determined by the compensation surveys described below.

Equity Awards.    We believe that equity awards based on prior year performance are an effective tool for aligning long-term executive performance with value creation. Accordingly, most of the potential value of our executives’ annual compensation is in the form of equity. In addition, the Company requires that officers retain Common Stock until they own outright shares with a market value ranging from eight to 25 times their base salary depending on the officer’s position. Once an ownership level is attained, the officer must maintain the ownership level until he or she no longer serves as an officer of the Company. Over time, our officers become shareholders with considerable personal financial interest in the health and performance of the Company.

We determine the amount of equity awards using a multiple of the executive’s total cash compensation. Therefore, the ultimate value of the equity award is driven in part by the executive’s performance in the prior year and in part by the executive’s ability to create value going forward.

As a reasonableness test, we base the multiples on surveys of the ratio of long-term incentives to cash compensation that companies in the survey group award to their executives. The ratio of long-term compensation to cash compensation for General Dynamics’ executives is in the middle range of such ratios for the survey group.

Equity awards consist of awards of restricted stock and stock options. A review is conducted each year to determine the appropriate mix of restricted stock and stock options. The allocation in recent years has been approximately one-third in restricted stock and two-thirds in stock options. We believe that this allocation is conducive to creating a healthy risk and reward profile for our executives. Stock options are more sensitive to changing perceptions in the stock market as well as the Company’s performance during the life of the options. As explained in greater detail below, our options expire five years after the date of grant. We balance the risk inherent in options against the relative level of stability implicit in restricted stock to motivate our executives to achieve financial and operating goals that are aggressive, but achievable.

As a matter of practice, restricted stock awards and stock options are granted at “fair market value” on the first Wednesday of March each year. For new hires or promotions, restricted stock awards and stock options are granted at “fair market value” on the effective date of the event. The Company defines fair market value as the average of the high and low stock price on the date of the equity grant.

Restricted Stock.    A grant of restricted stock is an award of shares of Common Stock that is released approximately four years after the grant date. Restricted stock awards are designed to attract and retain executives by providing them with some of the benefits associated with stock ownership during the restriction period, while incentivizing them to remain with the Company. During the restriction period, recipients may not sell, transfer, pledge, assign or otherwise convey their restricted shares. Recipients may, however, vote their shares and are entitled to receive dividend payments and other distributions. Executives who voluntarily resign or are terminated for cause prior to the end of the restriction period forfeit their restricted stock unless otherwise determined by the Compensation Committee. Finally, no one participant can be granted an award of more than 200,000 shares of restricted stock in any calendar year. In practice, the number of shares of restricted stock granted to the named executive officers is well below this share limit.

Stock Options.    Stock options give an executive the right to buy a share of the Company’s Common Stock in the future at a predetermined “exercise price.” We value stock options using the Black-Scholes formula. The formula is based on a set of key variables and assumptions and is an accepted model for valuing stock options under FAS 123(R). Stock options vest over two years: 50 percent of the grant is exercisable in one year; the remainder is exercisable the following year. All options expire five years after the grant date. We believe that a five-year expiration period encourages executives to focus on performance objectives that, while long-term, can influence share values within the foreseeable future. Longer holding periods tend to divorce today’s decisions from tomorrow’s outcomes and risk becoming irrelevant in aligning management and shareholder interests. In addition, no one recipient can be granted an award of options to purchase more than 1,000,000 shares of Common Stock in any calendar year. In practice, the number of shares underlying stock option awards granted to the named executive officers is well below this share limit. As with restricted stock grants, executives who voluntarily resign or are terminated for cause immediately forfeit all options that have not vested unless otherwise determined by the Compensation Committee.

Stock Ownership Guidelines.    General Dynamics’ stock ownership and retention guidelines preclude corporate officers from selling shares of Common Stock until they own outright shares of Common Stock with a market value ranging from eight to 25 times their base salary. The chief executive officer must retain outright ownership worth 25 times his base salary. Executive vice presidents and senior vice presidents must retain outright ownership worth 10 times their respective base salaries. Vice presidents must retain outright ownership worth eight times their respective base salaries. We believe that the Company’s stock ownership and retention guidelines strongly align the interests of management with the interests of shareholders, because, over time, executives become shareholders with a considerable investment in the Company.

Comparative Survey Data.    We set our executives’ direct compensation against comparable jobs in a market basket of general industry companies. Hewitt, a leading provider of executive compensation surveys, is the source for our market data. On occasion we have supplemented the Hewitt surveys with other survey database tools.

Through the use of regression analysis, the Hewitt compensation data is adjusted for comparability to companies of different sizes to achieve a range of salaries for similar executive positions. For each executive position, the results of the analysis provide a median salary (the 50th percentile) for companies of similar revenue size, as well as ranges for total cash compensation (varying between the 50th and 75th percentile based on individual performance).

Our process for named executive officers is more rigorous. For these individuals, we also calibrate the Hewitt survey data against a smaller benchmark group of nine companies that are part of the Standard & Poor’s® Aerospace and Defense Index (the Compensation Survey Group). This group is comprised of defense companies with the largest revenues with whom we compete for executive talent. Periodically, the Company evaluates the companies included in the Compensation Survey Group to ensure that they are appropriate based on total revenue size and annual Department of Defense revenues.

For this past fiscal year, the Compensation Survey Group consisted of the following companies:

The Boeing Company

Goodrich Corporation

Honeywell International Inc.

L-3 Communications Holdings, Inc.

Lockheed Martin Corporation

Northrop Grumman Corporation

Raytheon Company

Rockwell Collins, Inc.

United Technologies Corporation

The Annual Compensation Process.    Setting compensation for the Company’s executives is a 16-month process that begins in the fall of each year when executive officers establish financial and operating goals for the coming year. The business unit presidents develop business plans and present the plans to the chairman and chief executive officer in November. He, in consultation with the chief financial officer and the executive vice presidents, establishes the financial and operating performance goals for the coming year based on those business unit plans. At a three-day Board meeting in early February, the business unit presidents present their plans and financial and operating performance goals to the full Board of Directors. The Board then reviews, adjusts, where appropriate, and approves the business unit goals and adopts the operating plan and budget for the Company for the year. Throughout the year, the Board monitors the Company’s performance as compared to the operating plan through a series of financial and operating reviews given by the chairman and chief executive officer and executive vice presidents.

A review of the year’s performance begins the following January. At that time, the chairman and chief executive officer, the chief financial officer and the executive vice presidents assess the performance of individuals, business units and the Company compared with the operating plan the Board approved the year before. The results of that review and an initial proposal on compensation are provided to the Compensation Committee in early February for analysis and comment. Finally, the Compensation Committee convenes in early March to review and approve final executive compensation proposals. Compensation for the chairman and chief executive officer is reviewed and approved by the Compensation Committee in executive session at the March meeting.

Company-Provided Benefits

General Dynamics-provided benefits are an important tool in our ability to attract and retain outstanding employees throughout the Company. Benefit packages are not, however, standard across the Company. Instead, our business units and corporate headquarters tailor their individual offerings based on their competitive marketplace. As a business matter, we weigh the benefits we need to offer to attract and retain talented employees against the benefits we can afford to pay and still remain competitive. Benefit levels are reviewed periodically to ensure they are cost-effective and competitive, and support the overall needs of Company employees.

This section describes the benefits that General Dynamics provides to key executives and notes those instances when benefits for the named executive officers differ from the general plan. In some instances, we also describe the programs we offer across the Company as context to specific discussions about executive benefits. The Company also has employment or retirement agreements with three of our named executive officers that affect their retirement benefits. The material terms of these agreements are described beginning on page 39 in the narrative discussion following the Pension Benefits for Fiscal Year 2006 table.

Benefits for Active Employees.    General Dynamics provides medical, dental, life insurance and disability coverage to eligible, active full-time U.S.-based participants, including all of the named executive officers. Employees can purchase a higher or lower level of coverage as their circumstances warrant.

The Company provides, at no cost to the employee, group life insurance coverage worth one times base salary and 50 percent long-term disability coverage to the majority of U.S.-based employees. For our named executive officers, the Company provides additional life insurance coverage worth two times their base salaries.

Retiree Benefits.    General Dynamics provides retiree medical and dental coverage to most active employees at our U.S.-based business units. These retiree benefits are not provided to employees at certain locations, including our headquarters and our Gulfstream business unit. Consequently, none of the named executive officers participates in a subsidized retiree medical program. Eligible employees can purchase, at their own expense, retiree medical and dental coverage through General Dynamics. One of our named executive officers is eligible for a non-subsidized Medicare supplement program provided by Gulfstream to all Gulfstream employees.

Eligible key executives throughout the Company can purchase group-term life insurance prior to retiring. For executives who retire prior to age 65, General Dynamics pays for insurance coverage equal to one-half of the executive’s base salary until the executive reaches age 65. Upon the retiree reaching age 65 or for executives retiring at or after age 65, General Dynamics pays for insurance coverage up to two-times an executive’s base salary. This coverage is ratably reduced over a five-year period following the executive’s retirement, or beginning at age 65 for early retirees, subject to a maximum coverage level of 25 percent of the coverage in effect at the time of retirement.

Company-sponsored Retirement Plans.    The Company provides a number of defined-benefit pension plans to its employees, including the named executive officers, through a combination of qualified and non-qualified plans. Effective January 1, 2007, the Company made several material changes to its retirement plans. These changes are described beginning on page 38 in the narrative discussion following the Pension Benefits for Fiscal Year 2006 table.

Below are descriptions of the retirement plans that cover employees at our headquarters, including the named executive officers located at our headquarters. Two of our named executive officers participate in other retirement plans that are described on page 39 in the narrative discussion following the Pension Benefits for Fiscal Year 2006 table.

Defined-Benefit Plan.    General Dynamics provides a defined-benefit pension plan for eligible employees. The General Dynamics Corporation Salaried Retirement Plan (the Retirement Plan) is a funded, tax-qualified, noncontributory defined-benefit pension plan that covers eligible employees. During 2006, benefits under the Retirement Plan were calculated as an annuity equal to 1.3333 percent times the participant’s highest final average pay multiplied by years of service. There is no limit on the number of years of service under this formula. Only cash compensation is used to calculate retirement benefits. Contributions to the Retirement Plan are made entirely by the Company and are paid into a trust fund from which the benefits will be paid.

Supplemental Retirement Plan.    The amount of cash compensation used to calculate pension benefits for participants in the Retirement Plan is limited by Federal law ($220,000 in 2006 and $225,000 in 2007). In order to provide a benefit that is not payable under the Retirement Plan due to this compensation limit, General Dynamics provides eligible executives coverage under the General Dynamics Corporation Supplemental Retirement Plan (the Supplemental Retirement Plan). Benefits under the Supplemental Retirement Plan are general unsecured obligations of the Company.

Savings and Stock Investment (401(k)) Plan.    The General Dynamics Corporation Savings and Stock Investment Plan (the SSIP), is a tax-qualified defined-contribution retirement plan. All of our named executive officers participate in the SSIP. During 2006, if a plan participant elected to contribute all of his or her before-tax contributions to the General Dynamics Stock Fund, the Company matched the contribution dollar-for-dollar on 10 percent of the first $25,000 of base salary and 6 percent of eligible compensation above $25,000. If the participant contributed less than 100 percent to the General Dynamics Stock Fund, the Company’s match was reduced to $0.50 for each dollar. In addition, key executives, including the named executive officers, could contribute (on an unmatched basis) an additional 4 percent of their eligible compensation to the SSIP. The Company’s matching contributions during 2006 for the named executive officers are included in footnote (f) to the “All Other Compensation” column of the Summary Compensation Table on page 32 of this Proxy Statement.

Supplemental Savings and Stock Investment Plan.    The Company provides a Supplemental Savings and Stock Investment Plan (the Supplemental SSIP) to key employees, including all of the named executive officers. The purpose of the plan is to provide a supplemental plan for key executives to address the impact of a $220,000 compensation limit imposed by the Internal Revenue Service on earnings used to calculate 401(k) contributions. The Company’s matching contributions for the named executive officers are included in footnote (f) to the “All Other Compensation” column of the Summary Compensation Table on page 32 of this Proxy Statement.

Perquisites.    General Dynamics provides perquisites to key executive officers, including the named executive officers, as a recruiting and retention tool. We also provide perquisites to ensure the security and accessibility of our executives and to facilitate the transaction of business. We believe that our perquisites are appropriate. As a reasonableness test, we benchmark these perquisites against generally accepted corporate practices.

The perquisites provided to our named executive officers in 2006 were: club memberships, financial planning services, physical exams, home security systems, personal liability and supplemental accidental death and dismemberment insurance, relocation expenses, and the personal use of automobiles owned or leased by the Company. In addition, personal use of the Company’s aircraft was provided to our Chairman and Chief Executive Officer as required by the Board to help ensure his security and accessibility.

We have provided additional information on perquisites in footnote (f) to the “All Other Compensation” column of the Summary Compensation Table on page 32 of this Proxy Statement.

Change in Control Agreements and Employment Agreement

The Company has change in control agreements, also known as severance protection agreements, with key executives throughout the Company, including each of our named executive officers. We believe that these agreements are an important tool for recruiting and retaining highly qualified executives. The agreements are structured to protect the interests of our shareholders by including a “double trigger” mechanism that is activated only when:

•	a change of control is consummated, and
•	the executive’s employment is terminated by the Company without cause or by the executive for good reason within 24 months following the change in control.

A “change in control” is defined to include specified stock acquisition, merger or disposition transactions involving the Company. In addition, the Company has an employment agreement with our Chairman and Chief Executive Officer. Payments and benefits provided to our named executive officers pursuant to these agreements are described in the “Potential Payments Upon Termination or Change in Control” section beginning on page 42 of this Proxy Statement.

2006 Compensation for the Named Executive Officers

This section discusses the specific compensation that General Dynamics paid to its named executive officers for 2006 based on the compensation philosophy articulated earlier in this Compensation Discussion and Analysis section.

As discussed, the majority of our executive compensation is performance-based. Bonuses are paid based on the individual performance of the executive, the Company and, if applicable, the business unit. Equity awards are based on these performance criteria with the ultimate value of the award being driven by the ability to create value in the future.

For 2006, General Dynamics’ performance was strong across the board for orders, sales, earnings from continuing operations, return on sales and free cash flow. Our 2006 performance exceeded 2005 for each of the financial metrics listed in the table below.

General Dynamics Performance

2006 vs. 2005

(Dollars in millions except per employee amounts;

Numbers as originally reported)

	2006	2005	2006 vs. 2005
Orders	$ 26,532	$ 22,424	+18.3%

Sales	$ 24,063	$ 21,244	+13.3%

Earnings from Continuing Operations	$ 1,710	$ 1,468	+16.5%

Return on Sales	7.1%	6.9%	+ 2.9%

Free Cash Flow from Operations (a)	$ 1,822	$ 1,787	+ 2.0%

Sales per Employee (b)	$309,300	$299,400	+ 3.3%

Return on Invested Capital (c)	15.6%	15.0%	+ 4.0%
(a)	The most directly comparable generally accepted accounting principle (GAAP) measure to free cash flow from operations is net cash provided by operating activities from continuing operations. Management defines free cash flow from operations as net cash provided by operating activities from continuing operations less capital expenditures. Free cash flow from operations for 2006 and 2005 is calculated as follows:

	2006	2005
Net cash provided by operating activities from continuing operations	$2,156	$2,066
Capital expenditures	334	279

Free cash flow from operations	$1,822	$1,787

(b)	Sales per employee is calculated by dividing net sales for the last 12-month period by the Company’s average number of employees during the period.
(c)	The Company calculates return on invested capital as net operating profit after taxes divided by the sum of average debt and shareholders’ equity for the year. The most directly comparable GAAP measure to net operating profit after taxes is earnings from continuing operations. Net operating profit after taxes is defined as earnings from continuing operations plus after-tax interest expense plus after-tax amortization expense. Return on invested capital for 2006 and 2005 is calculated as follows:

	2006	2005
Earnings from continuing operations	$1,710	$1,468
After-tax interest expense	106	108
After-tax amortization expense	90	71

Net operating profit after taxes	$1,906	$1,647
Average debt and equity	$12,220	$10,970

Return on invested capital	15.6%	15.0%

General Dynamics has six named executive officers:

•	Nicholas D. Chabraja, Chairman and Chief Executive Officer
•	L. Hugh Redd, Senior Vice President and Chief Financial Officer since June 1, 2006
•	Gerard J. DeMuro, Executive Vice President, Information Systems and Technology
•	David A. Savner, Senior Vice President, General Counsel and Secretary
•	Bryan T. Moss, Executive Vice President, Aerospace
•	Michael J. Mancuso, Senior Vice President and Chief Financial Officer until May 31, 2006

The following depicts the 2006 compensation paid to the named executive officers other than Mr. Mancuso by type of compensation as a percentage of the executive’s direct compensation. The graph demonstrates the compensation philosophy described in this Compensation Discussion and Analysis section in which the majority of our executives’ compensation is at risk in the form of performance-based bonuses and equity awards.

2006 Compensation Highlights

(a)	Reflects awards of restricted stock, as well as adjustments during 2006 to prior awards of restricted stock.
(b)	Restricted stock awards and stock option awards reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) as reported in the Summary Compensation Table on page 31 of this Proxy Statement.

Compensation for the Chairman and Chief Executive Officer

In 2006, Mr. Chabraja received a base salary of $1,300,000 for his services as Chairman and Chief Executive Officer of General Dynamics. This base salary represents the median (50th percentile) for salaries of chief executive officers with comparable jobs and experience in a survey of companies. In establishing Mr. Chabraja’s bonus and equity award for 2006, consistent with the compensation philosophy described earlier, the Compensation Committee considered Mr. Chabraja’s individual performance, the strong performance of General Dynamics during 2006 and the strong performance of General Dynamics under Mr. Chabraja’s ten-year leadership. During his tenure, the Company’s sales have increased 572 percent, market capitalization has increased 576 percent, earnings per share have grown at an annual compound rate of 14.7 percent and the annual total return to our shareholders has averaged 17.3 percent. The following table shows information that the Compensation Committee reviewed in setting Mr. Chabraja’s compensation.

Ten-Year Company Performance

(Dollars in millions except per share and per employee amounts;

Numbers as originally reported)

	1996 (a)	2006	Total Increase	Annual Average
Sales	$ 3,581	$ 24,063	+572%	+21.0%

Earnings from Continuing Operations	$ 270	$ 1,710	+533%	+20.3%

Earnings Per Share – Diluted	$ 1.07	$ 4.20	+293%	+14.7%

Free Cash Flow from Operations (b)	$ 340	$ 1,822	+436%	+18.3%

Total Employees	23,100	81,000	+251%	+13.4%

Sales Per Employee (c)	$155,500	$309,300	+ 99%	+ 7.1%

Earnings Per Employee (d)	$ 15,300	$ 33,700	+120%	+ 8.2%

Total Return to Shareholders			+393%	+17.3%

Market Capitalization	$ 4,465	$ 30,171	+576%	+21.1%
(a)	Reflects amounts as reported in the Company’s 1996 Annual Report on Form 10-K. These amounts were subsequently restated as a result of the 1999 pooling-of-interests acquisition of Gulfstream Aerospace Corporation.
(b)	The most directly comparable GAAP measure to free cash flow from operations is net cash provided by operating activities from continuing operations. Management defines free cash flow from operations as net cash provided by operating activities from continuing operations less capital expenditures. Free cash flow from operations for 2006 and 1996 is calculated as follows:

	2006	1996
Net cash provided by operating activities from continuing operations	$2,156	$415
Capital expenditures	334	75

Free cash flow from operations	$1,822	$340

(c)	Sales per employee is calculated by dividing net sales for the latest 12-month period by the Company’s average number of employees during the period.
(d)	Earnings per employee is calculated by dividing operating earnings for the latest 12-month period by the Company’s average number of employees during the period.

The Compensation Committee also acknowledged Mr. Chabraja’s leadership in maintaining management’s focus on earnings, cash flow and return on invested capital. The Committee determined further that Mr. Chabraja’s 2006 bonus and equity award were appropriate when compared to the survey data analyzed in accordance with the process described earlier.

Mr. Chabraja signed an employment agreement with the Company on June 3, 2004, to ensure his continued tenure by giving him an incentive to remain with the Company. The agreement provides that he will receive a minimum annual salary of $1,250,000 and that he is eligible for annual bonuses and equity compensation awards.

Compensation for Other Named Executive Officers

The Compensation Committee’s compensation decisions for 2006 for the other named executive officers were based on the Company’s compensation philosophy and executive compensation program. As with the chief executive officer, base salaries are targeted at the median (50th percentile) for salaries of executives with comparable jobs and experience in a survey of companies. The performance goals considered for purposes of determining bonuses and equity awards for the other named executive officers focus not only on Company performance but also on the operational performance of Company business units and the achievement of specific programmatic goals. The salary, bonus and equity awards for the other named executive officers are provided in the Summary Compensation Table on page 31 of this Proxy Statement.

Executive Compensation

Summary Compensation

The Summary Compensation Table provides total compensation for the last completed fiscal year for each of General Dynamics’ named executive officers.

The Summary Compensation Table is formatted in accordance with Item 402(c) of Regulation S-K and shows base salary, cash bonus, equity awards – both restricted stock and stock options – and all other compensation, which includes among other things the value of perquisites, 401(k) contributions and tax reimbursements (see footnote (f) to the Summary Compensation Table for a complete listing of categories included in “All Other Compensation”). The table also includes a column titled “Change in Pension Value and Nonqualified Deferred Compensation Earnings.” For General Dynamics’ named executive officers, this includes only the change in pension value (see footnote (e)), which is an actuarial estimate of the cost of pension benefits. The value does not reflect a current cash cost to the Company, or necessarily, the pension benefit that an executive would receive, since that is determined by a number of factors including length of service, age at retirement, and longevity.

As we discussed in greater detail in the Compensation Discussion and Analysis section, our executive compensation program has two components: direct compensation and benefits. Direct compensation includes base salary, bonus and equity awards. Salary increases, when they occur, are market driven and can result in salaries up to the median (50th percentile) based on the executive’s experience. The bonus is designed to place at risk a significant portion of an executive’s annual cash compensation. Total cash compensation (base salary and bonus) is targeted between the 50th and 75th percentile of the survey group. Long-term equity incentives are based on individual, Company and where applicable, business unit performance. The ratio of long-term compensation to cash compensation is in the middle of such ratios for the survey group.

Summary Compensation Table

Name and Principal Position	Year	Salary (b)	Bonus (c)	Stock Awards (d)	Option Awards (d)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (e)	All Other Compensation (f)	Total

Nicholas D. Chabraja Chairman and Chief Executive Officer	2006	$1,300,000	$3,200,000	$1,711,714	$4,956,325	$2,882,868	$453,828	$14,504,735

L. Hugh Redd (a) Senior Vice President and Chief Financial Officer	2006	$328,333	$450,000	$84,774	$202,274	$88,822	$615,840	$1,770,043

Gerard J. DeMuro Executive Vice President, Information Systems and Technology	2006	$537,500	$725,000	$264,588	$774,541	$97,707	$86,792	$2,486,128

David A. Savner Senior Vice President, General Counsel and Secretary	2006	$497,500	$665,000	$229,954	$667,405	$223,168	$141,736	$2,424,763

Bryan T. Moss Executive Vice President, Aerospace	2006	$472,500	$700,000	$232,885	$681,937	$0	$84,788	$2,172,110

Michael J. Mancuso (a) Former Senior Vice President and Chief Financial Officer	2006	$292,500	$700,000	$136,890	$334,540	$171,071	$59,910	$1,694,911
(a)	Mr. Mancuso retired as Senior Vice President and Chief Financial Officer of the Company effective May 31, 2006, and as an employee of the Company effective June 30, 2006. Mr. Redd was appointed Senior Vice President and Chief Financial Officer of the Company effective June 1, 2006.
(b)	The amounts reported in the Salary column for Mr. Mancuso represent his base salary earnings as of June 30, 2006.
(c)	Bonuses are reported for 2006 performance, although they were awarded in 2007.
(d)	The amounts reported in the Stock Awards column and the Options Award column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R), without regard to the possibility of forfeitures. Assumptions used in the calculation of these amounts are included in Note Q to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2007. These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual value that will be recognized by the named executive officer.
(e)	The values listed in this column represent the change in the present value of accumulated benefits from December 31, 2005, to December 31, 2006, calculated for all the pension plans in which the executives participate. The values are an actuarial estimate of the cost of pension benefits for each of the named executive officers and do not reflect a current cash cost to the Company, or necessarily, the pension benefit that an executive would receive. For Mr. Moss, the negative changes in pension value were excluded from this column in the amount of ($5,279) for 2006.

(f)	“All Other Compensation” includes the following items: (i) amounts reimbursed for the payment of taxes; (ii) amounts contributed by the Company under the SSIP and allocations to the Supplemental SSIP; (iii) payments for term life insurance; and (iv) non-cash items provided to executive officers.
Amounts reimbursed for the payment of taxes were as follows: Mr. Chabraja – $26,768; Mr. Redd – $46,305; Mr. DeMuro – $5,192; Mr. Savner – $6,286; Mr. Moss – $10,590; and Mr. Mancuso – $4,346. Amounts contributed by the Company to the SSIP and allocations by the Company to the Supplemental SSIP were as follows: Mr. Chabraja – $79,000; Mr. Redd – $20,462; Mr. DeMuro – $30,154; Mr. Savner – $29,984; Mr. Moss – $13,500; and Mr. Mancuso – $22,746. Payments for term life insurance were as follows: Mr. Chabraja – $16,547; Mr. Redd – $1,169; Mr. DeMuro – $3,106; Mr. Savner – $6,329; Mr. Moss – $8,617; and Mr. Mancuso – $3,716. Non-cash items (perquisites) provided to named executive officers were as follows: club memberships; financial planning services; physical exams; home security systems; personal liability and supplemental accidental death and dismemberment insurance; relocation expenses; personal use of automobiles owned or leased by the Company; and solely for Mr. Chabraja, personal use of Company aircraft, which for each named executive officer is in the aggregate equal to or greater than $10,000. Perquisites that exceeded the greater of $25,000 or 10 percent of the total amount of perquisites were as follows: Mr. Chabraja – $269,883 relates to personal travel aboard aircraft owned by the Company (products of subsidiary Gulfstream Aerospace Corporation), as required by the Board to help ensure Mr. Chabraja’s security and accessibility; Mr. Redd – $490,480 relates to relocation expenses; and Mr. Savner – $61,661 relates to an automobile leased by the Company. The aggregate incremental cost to the Company of personal use of aircraft owned by the Company is calculated based on the following variable operating costs to the Company: fuel costs, trip-related maintenance expenses, landing fees, trip-related hangar and parking fees, on-board catering expenses and crew expenses. No additional direct operating cost is incurred if a family member accompanies an executive on a flight. The aggregate incremental cost to the Company of relocation expenses is calculated based on the following costs to the Company: mortgage differential payments; temporary living expenses; household move and storage expenses; closing costs associated with the sale of the executive’s residence and the purchase of a new residence; costs associated with a loss on the sale of the executive’s residence; travel costs associated with the purchase of a new residence; and general expenses in connection with the executive’s relocation. The aggregate incremental cost to the Company of an automobile leased by the Company is calculated based on the following costs to the Company: lease payments (including administrative fees paid to the leasing company); vehicle maintenance and repair expenses; license renewal and vehicle registration fees; and personal property taxes. In addition, the costs to the Company for the automobile leased for Mr. Savner include costs associated with the casualty loss of the vehicle.

2006 Equity-Based Awards

General Dynamics’ long-term compensation for senior executives, including the named executive officers, consists of equity awards in the form of restricted stock and stock options. The following table provides information on the equity awards in 2006 for the named executive officers. The table includes the grant date of each equity award, the number of shares of restricted stock, the number of stock options, the exercise price of the stock options, the closing price of the Company’s Common Stock on the date of grant and the grant date fair value of restricted stock and stock option awards. As discussed in the Compensation Discussion and Analysis section, we use the average of the high and low price of the Company’s Common Stock on the date of the grant, not the closing price, to value the restricted stock and set the exercise price for stock options.

Grants of Plan-Based Awards in Fiscal Year 2006

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (a)	All Other Option Awards: Number of Securities Underlying Options (b)	Exercise or Base Price of Option Awards (c)	Closing Price on Date of Grant	Grant Date Fair Value of Stock and Option Awards

Nicholas D. Chabraja	1/1/2006	13,120	—	—	—	$750,070
	3/1/2006	56,880	—	—	—	3,546,752
	3/1/2006	—	447,300	$62.355	$62.23	6,450,066

L. Hugh Redd	1/1/2006	258	—	—	—	$14,750
	3/1/2006	1,140	—	—	—	71,085
	3/1/2006	—	9,000	$62.355	$62.23	129,780
	6/1/2006	3,200	—	—	—	204,832
	6/1/2006	—	23,460	$64.01	$64.53	380,990

Gerard J. DeMuro	1/1/2006	1,432	—	—	—	$81,867
	3/1/2006	9,340	—	—	—	582,396
	3/1/2006	—	73,500	$62.355	$62.23	1,059,870

David A. Savner	1/1/2006	1,634	—	—	—	$93,416
	3/1/2006	7,760	—	—	—	483,875
	3/1/2006	—	61,000	$62.355	$62.23	879,620

Bryan T. Moss	1/1/2006	1,170	—	—	—	$66,889
	3/1/2006	8,100	—	—	—	505,076
	3/1/2006	—	63,800	$62.355	$62.23	919,996

Michael J. Mancuso	1/1/2006	1,936	—	—	—	$110,681
(a)	Restricted stock awards include a January 3, 2006, award as a result of an adjustment made to the March 3, 2004, restricted stock awards pursuant to a performance formula. The performance formula provided that the number of shares of restricted stock awarded on March 3, 2004, was subject to adjustment based on the price of the Company’s Common Stock on the grant date as compared to the price over the last 30 trading days of 2005. The number of shares of restricted stock granted in 2004 was increased because the fair market value of the Company’s Common Stock over the last 30 trading days of 2005 was higher than the fair market value of the stock on the March 3, 2004, grant date. Mr. Redd received a restricted stock award on June 1, 2006, in connection with his promotion to Chief Financial Officer.
(b)	Mr. Redd received a stock option award on June 1, 2006, in connection with his promotion to Chief Financial Officer.
(c)	The exercise price for stock options is the average of the high and low price of the Company’s Common Stock on the date of grant.

Option Exercises and Stock Vested

This table shows the stock options exercised by the named executive officers and restricted stock released to them (i.e. vested) during 2006. As explained in the Compensation Discussion and Analysis section, General Dynamics requires officers to retain shares of Common Stock issued to them as compensation, up to pre-determined levels, based on their position in the Company. The chief executive officer must retain outright ownership of Common Stock worth 25 times his base salary. Executive vice presidents and senior vice presidents must retain 10 times their respective base salaries. Vice presidents must retain eight times their respective base salaries. Once an ownership level is attained, the officer must maintain that minimum ownership level until he or she no longer serves as an officer of the Company. When options are exercised, executives may sell only enough shares to cover transaction costs and taxes, until they meet the ownership requirement. In many cases below, the named executive officers exercised options and held net shares, selling only enough shares to cover both the transaction costs and the income taxes due on the resulting gain. The value realized on exercise is significantly less than the number presented in the table because the transaction and tax costs consume a large portion of the gain.

Option Exercises and Stock Vested in Fiscal Year 2006

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting

Nicholas D. Chabraja	831,056	$21,517,770	46,366	$2,650,744

L. Hugh Redd	4,944	$115,613	1,016	$58,085

Gerard J. DeMuro	54,400	$1,221,712	2,942	$168,194

David A. Savner	114,660	$3,347,578	6,420	$367,031

Bryan T. Moss	2,816	$62,508	1,184	$67,689

Michael J. Mancuso	399,900	$9,762,449	8,202	$468,908

Outstanding Equity Awards

The following table provides information on outstanding stock option and restricted stock awards held by the named executive officers as of December 31, 2006. Stock options can be exercised as follows: 50 percent beginning on the first anniversary of the grant date and the remainder beginning on the second anniversary. Restricted stock grants are released approximately four years after the grant date. During the restriction period, recipients of restricted stock awards may not sell, transfer, pledge, assign or otherwise convey the shares underlying the award. Recipients, however, may vote their shares and are entitled to receive dividends or dividend equivalents on the shares from the date of grant. The table shows the number of stock options that a named executive officer holds (both exercisable and unexercisable), the option exercise price and its expiration date. For restricted stock awards, the table includes the number of shares of restricted stock that are still subject to the restriction period (i.e. have not vested) and their market value.

Outstanding Equity Awards at 2006 Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (a)	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested (b)	Market Value of Shares of Stock That Have Not Vested
Nicholas D. Chabraja	—	447,300	$62.355	2/28/2011	329,164	$24,473,343
	258,800	258,800	52.65	3/1/2010
	520,300	—	45.67	3/2/2009
	716,000	—	28.475	3/4/2008

L. Hugh Redd	—	23,460	$64.01	5/31/2011	9,894	$735,619
	—	9,000	62.355	2/28/2011
	5,050	5,050	52.65	3/1/2010
	10,200	—	45.67	3/2/2009
	3,510	—	28.475	3/4/2008

Gerard J. DeMuro	—	73,500	$62.355	2/28/2011	34,982	$2,600,912
	37,400	37,400	52.65	3/1/2010
	56,900	—	45.67	3/2/2009
	43,600	—	28.475	3/4/2008

David A. Savner	—	61,000	$62.355	2/28/2011	43,530	$3,236,456
	34,200	34,200	52.65	3/1/2010
	63,112	—	45.67	3/2/2009
	35,890	—	28.475	3/4/2008

Bryan T. Moss	—	63,800	$62.355	2/28/2011	30,066	$2,235,407
	33,700	33,700	52.65	3/1/2010
	46,800	—	45.67	3/2/2009
	19,600	—	26.85	4/9/2008
	17,600	—	28.475	3/4/2008
	11,200	—	48.885	4/30/2007

Michael J. Mancuso	—	43,000	$52.65	3/1/2010	43,654	$3,245,675

(a)	Of the 447,300 stock options held by Mr. Chabraja with an exercise price of $62.355, 223,650 became exercisable on March 1, 2007, and 223,650 will become exercisable on March 1, 2008. The 258,800 stock options held by Mr. Chabraja with an exercise price of $52.65 became exercisable on March 2, 2007. Of the 23,460 stock options held by Mr. Redd with an exercise price of $64.01, 11,730 will become exercisable on June 1, 2007, and 11,730 will become exercisable on June 1, 2008. Of the 9,000 stock options held by Mr. Redd with an exercise price of $62.355, 4,500 became exercisable on March 1, 2007, and 4,500 will become exercisable on March 1, 2008. The 5,050 stock options held by Mr. Redd with an exercise price of $52.65 became exercisable on March 2, 2007. Of the 73,500 stock options held by Mr. DeMuro with an exercise price of $62.355, 36,750 became exercisable on March 1, 2007, and 36,750 will become exercisable on March 1, 2008. The 37,400 stock options held by Mr. DeMuro with an exercise price of $52.65 became exercisable on March 2, 2007. Of the 61,000 stock options held by Mr. Savner with an exercise price of $62.355, 30,500 became exercisable on March 1, 2007, and 30,500 will become exercisable on March 1, 2008. The 34,200 stock options held by Mr. Savner with an exercise price of $52.65 became exercisable on March 2, 2007. Of the 63,800 stock options held by Mr. Moss with an exercise price of $62.355, 31,900 became exercisable on March 1, 2007, and 31,900 will become exercisable on March 1, 2008. The 33,700 stock options held by Mr. Moss with an exercise price of $52.65 became exercisable on March 2, 2007. The 43,000 stock options held by Mr. Mancuso with an exercise price of $52.65 became exercisable on March 2, 2007.

(b)	Restricted stock is released to participants on the first day of January on which the New York Stock Exchange is open for business of the fourth calendar year following the calendar year in which the grant date occurs. Of the 329,164 restricted shares held by Mr. Chabraja, 131,484 shares were released on January 3, 2007, with a market value of $9,824,484; 78,120 restricted shares will be released on January 2, 2008; 62,680 restricted shares will be released on January 2, 2009; and 56,880 restricted shares will be released on January 4, 2010. Of the 9,894 restricted shares held by Mr. Redd, 2,816 were released on January 3, 2007, with a market value of $210,412; 1,538 restricted shares will be released on January 2, 2008; 1,200 restricted shares will be released on January 2, 2009; and 4,340 restricted shares will be released on January 4, 2010. Of the 34,982 restricted shares held by Mr. DeMuro, 8,070 were released on January 3, 2007, with a market value of $602,990; 8,532 restricted shares will be released on January 2, 2008; 9,040 restricted shares will be released on January 2, 2009; and 9,340 restricted shares will be released on January 4, 2010. Of the 43,530 restricted shares held by Mr. Savner, 17,756 were released on January 3, 2007, with a market value of $1,326,728; 9,734 restricted shares will be released on January 2, 2008; 8,280 restricted shares will be released on January 2, 2009; and 7,760 restricted shares will be released on January 4, 2010. Of the 30,066 restricted shares held by Mr. Moss, 6,896 were released on January 3, 2007, with a market value of $515,269; 6,970 restricted shares will be released on January 2, 2008; 8,100 restricted shares will be released on January 2, 2009; and 8,100 restricted shares will be released on January 4, 2010. Of the 43,654 restricted shares held by Mr. Mancuso, 21,718 shares were released on January 3, 2007, with a market value of $1,622,769; 11,536 restricted shares will be released on January 2, 2008; and 10,400 restricted shares will be released on January 2, 2009.

Company-Sponsored Retirement Plans

General Dynamics offers retirement programs through a combination of qualified and non-qualified Employee Retirement Income Security Act (ERISA) plans. The named executive officers participate in each of the retirement programs indicated next to their name in the table below. The table shows the actuarial present value as of December 31, 2006, of the pension benefits earned for each named executive officer over the course of his career. To the extent a named executive officer has an individual retirement agreement, the table shows the pension benefit associated with that agreement. All other retirement plans in the table operate in exactly the same manner for the named executive officers as for all other plan participants.

Following the table is a description of the material terms and conditions of each of these plans and agreements.

Pension Benefits for Fiscal Year 2006

Name	Plan Name	Number of Years Credited Service (a)	Present Value of Accumulated Benefit (b)	Payments During Last Fiscal Year
Nicholas D. Chabraja	Retirement Plan for Salaried Employees Supplemental Retirement Plan Retirement Agreement	14 14 14	$412,669 6,621,768 10,272,025	None

L. Hugh Redd	Retirement Plan for Salaried Employees Supplemental Retirement Plan	19 19	$280,926 189,978	None

Gerard J. DeMuro	Retirement Plan for Salaried Employees - GSC Legacy Provisions Supplemental Retirement Plan	21 21	$378,079 585,407	None

David A. Savner (c)	Retirement Plan for Salaried Employees Supplemental Retirement Plan Retirement Agreement	9 9 14	$272,581 889,958 653,898	None

Bryan T. Moss	Gulfstream Aerospace Corporation Pension Plan	11	$552,790	None

Michael J. Mancuso	Retirement Plan for Salaried Employees Supplemental Retirement Plan Retirement Agreement	13 13 13	$378,365 1,492,201 1,343,241	$15,328 64,005 57,616
(a)	Mr. Redd’s total service is 20 years and credited service is 19 years. Mr. Moss’s total service is 12 years and credited service is 11 years. Both executives were required to complete one year of service to be eligible for plan participation.
(b)	The Present Value of Accumulated Benefits under each plan has been calculated as of December 31, 2006, using the General Dynamics Statement of Financial Accounting Standards No. 87 assumptions for the 2006 fiscal year. For a discussion of this calculation, see Note R to the Company’s consolidated financial statements for the year ended December 31, 2006, contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission on February 23, 2007.
(c)	Mr. Savner is credited with an additional five years of service under the Retirement Plan for Salaried Employees pursuant to his Retirement Agreement. The amount of the additional retirement benefit that Mr. Savner receives as a result of this service credit is $653,898.

Retirement Plan for Salaried Employees

The General Dynamics Corporation Retirement Plan for Salaried Employees (the Retirement Plan) is a tax-qualified defined-benefit pension plan that provides benefits as a life annuity to retired participants. A participant’s benefit under the Retirement Plan increases with each year of service. Participants who leave before they are eligible for early retirement are paid a substantially reduced amount. All of the named executive officers other than Mr. DeMuro and Mr. Moss participate in the Retirement Plan.

Earnings used to calculate pensions (pensionable earnings) include only a participant’s base salary and cash bonus, and exclude all other items of income including equity awards. Under the Internal Revenue Code, the Retirement Plan does not take into account any earnings over a predetermined compensation limit, which was $220,000 for 2006, and does not pay annual benefits beyond a predetermined benefit limit, which for 2006 was $175,000.

The Retirement Plan pays a monthly benefit equal to the product of (i) the benefit percentage times (ii) the final average monthly pay times (iii) the months of credited service. During 2006, the benefit percentage equaled 1.3333 percent. Final average monthly pay is equal to the average of the participant’s highest 60 consecutive months of pensionable earnings out of the participant’s last 120 months of employment. The normal retirement age under the Retirement Plan is age 65.

A participant with at least 10 years of service qualifies for early retirement at age 55. Mr. Chabraja is the only named executive officer that currently qualifies for early retirement. A participant who is eligible for early retirement is entitled to receive the following:

•	if the participant retires between 62 and 65, he or she will receive 100 percent of their age 65 benefit, or

•

if the participant retires between 55 and 62, his or her age 65 benefit is reduced by 2.5 percent for each full year that he or she retires prior to age 62. The Retirement Plan benefit is calculated as a single-life monthly annuity beginning at age 65, and has 13 different actuarially equivalent payment forms from which participants can choose to take their benefit. A cash lump sum is only available if a participant’s accrued benefit is less than $5,000.

In response to the Pension Protection Act of 2006, General Dynamics made several changes to the Retirement Plan, effective January 1, 2007. First, newly hired employees are no longer offered participation in the defined-benefit Retirement Plan. Second, the Retirement Plan’s benefit percentage was changed from 1.3333 percent to 1 percent for credited service earned after December 31, 2006. In addition, for credited service earned after December 31, 2006, payments for early retirees were reduced by 4.8 percent for each year that the pension payments start prior to age 65.

Supplemental Retirement Plan

The General Dynamics Corporation Supplemental Retirement Plan (the Supplemental Retirement Plan) is a nonqualified defined-benefit plan that provides retirement benefits to eligible employees whose salaries exceed the Internal Revenue Code compensation limit or whose annual benefits would exceed the Internal Revenue Code benefit limit. All of the named executive officers other than Mr. Moss participate in the Supplemental Retirement Plan.

The Supplemental Retirement Plan provides benefits equal to the difference between (i) the amount that would have been provided under the Retirement Plan if the annual compensation limit and annual benefit limits did not apply, and (ii) the benefit actually paid under the Retirement Plan. A participant’s pensionable earnings and forms of payment are the same under the Supplemental Retirement Plan as the Retirement Plan.

The changes that the Company made to the Retirement Plan also apply to the Supplemental Retirement Plan.

Retirement Plan for Salaried Employees – Government Systems Legacy Provisions

For service prior to January 1, 2005, Mr. DeMuro has a frozen defined-benefit pension under the Retirement Plan for Salaried Employees – Government Systems Legacy Provisions defined-benefit pension plan (the GSC Plan) and the Supplemental Retirement Plan. Mr. DeMuro’s defined-benefit pension under these plans totals $127,426 payable annually at normal retirement age 65 as a single-life annuity. Mr. DeMuro may elect to receive the present value of his annuity in a single lump sum upon retirement. Effective January 1, 2005, the GSC Plan was amended to provide the same benefits as those provided under the Retirement Plan. Mr. DeMuro has continued to accrue pension benefits under the amended GSC Plan for service on and after January 1, 2005.

Gulfstream Aerospace Corporation Pension Plan

For service prior to January 1, 2004, Mr. Moss has a frozen pension benefit under the Gulfstream Aerospace Corporation Pension Plan (the GAC Plan), a tax-qualified defined-benefit pension plan. Mr. Moss’ pension benefit totals $3,369 payable monthly as a single-life annuity. Upon his retirement, this amount will increase with cost of living adjustments up to a maximum of three percent annually. Effective January 1, 2004, the GAC Plan was amended to provide benefits for each month of credited service earned after December 31, 2003, based on 1.125 percent of the final average monthly pay at or below the monthly integration level plus 1.25 percent of the excess above the integration level. Final average monthly pay takes into account salary and annual bonus after December 31, 2003, excluding equity awards. The monthly integration level for 2006 was $2,550. The portion of Mr. Moss’ benefit earned after December 31, 2003, is payable monthly as a single-life annuity and is not subject to cost of living adjustments. Mr. Moss has already reach normal retirement age (age 65) under the GAC Plan.

Individual Retirement Agreements

General Dynamics has individual retirement agreements with Mr. Chabraja, Mr. Savner and Mr. Mancuso, which provide retirement benefits in addition to the benefits each of them has earned under both the Retirement Plan and Supplemental Retirement Plan. The executives holding these agreements are unsecured general creditors of the Company.

The terms of these agreements are as follows:

Mr. Chabraja.    General Dynamics and Mr. Chabraja entered into a retirement agreement, on June 3, 2004, to ensure Mr. Chabraja’s continued tenure by giving him an incentive to remain actively employed by the Company as its Chairman and Chief Executive Officer. As part of this agreement, Mr. Chabraja will receive a monthly retirement benefit equal to 30 percent of his “average monthly salary,” increased by one-half percentage point for each month of employment. “Average monthly salary” is defined as the average of the highest, consecutive monthly salary and cash bonuses paid during the last 120 months of active employment. For Mr. Chabraja, this benefit is offset by his benefits payable under the Retirement Plan and Supplemental Retirement Plan. Therefore, if Mr. Chabraja remains a General Dynamics employee until April 30, 2008, his benefit percentage will be 54 percent of his average monthly salary. Under this agreement, his pension payments would commence May 1, 2008.

Mr. Savner.    Mr. Savner’s retirement agreement, dated March 4, 1998, provides him with a benefit equal to an additional five years of plan participation under the Retirement Plan and the Supplemental Retirement Plan. The purpose of the agreement was to retain the services of Mr. Savner as General Counsel for at least six years. If Mr. Savner had terminated his employment prior to completing six years of employment, he would have forfeited all benefits under the agreement. The value of the benefit under Mr. Savner’s agreement depends on his “average monthly salary” at retirement. The “average monthly salary” is calculated as the monthly average of his highest 60 consecutive months of pensionable earnings out of his last 120 months of employment. In the event Mr. Savner’s employment is terminated by General Dynamics as a result of a disability, or if he is terminated without cause or due to a change in control, he will be entitled to the full amount of his retirement benefits as if he had maintained his employment with the Company through the date of his separation.

Mr. Mancuso.    General Dynamics and Mr. Mancuso entered into a retirement agreement on March 6, 1998, that provided Mr. Mancuso with an annual supplemental lifetime benefit of $100,000 in addition to his Retirement Plan and Supplemental Retirement Plan benefits. The purpose of the agreement was to ensure Mr. Mancuso’s continued tenure with the Company by giving him a substantial incentive to remain actively employed as the Chief Financial Officer. On July 12, 2004, General Dynamics entered into an additional agreement with Mr. Mancuso. This agreement established a retirement timeframe between April 30, 2006, and June 30, 2006, and provided that if Mr. Mancuso remained a General Dynamics employee until the retirement timeframe he would receive an additional annual benefit of $30,000 following retirement. The agreement also provided that if Mr. Mancuso remained an employee until the timeframe, any bonus he received for 2006 would be prorated on his actual 2006 employment and then multiplied by two. However, the maximum amount of any 2006 bonus could not exceed the amount that he would have received had he remained an employee for the entire year.

Mr. Mancuso retired from the Company effective May 31, 2006. Since Mr. Mancuso’s termination of employment occurred within the retirement timeframe he is entitled to the retirement benefits described above. Based on the form of payment selected by Mr. Mancuso, the actual amount of the retirement benefit that he will receive pursuant to his retirement agreement is $115,232 per year. Mr. Mancuso’s spouse is entitled to approximately 50 percent of this benefit in the event of his death.

Nonqualified Defined-Contribution and Other Nonqualified Deferred Compensation

As part of General Dynamics’ overall retirement program the named executive officers and other key employees are eligible to participate in a nonqualified defined-contribution plan. The following table illustrates the amounts due each executive as of December 31, 2006. In addition, the table shows contributions made by both the named executive officers and General Dynamics in 2006 along with the earnings on each executive’s total account.

Nonqualified Deferred Compensation for Fiscal Year 2006

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year (a)	Aggregate Earnings in Last Fiscal Year (b)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End (c)
Nicholas D. Chabraja	$65,608	$65,608	$461,638	$0	$2,109,454
L. Hugh Redd	$5,811	$5,811	$781	$0	$12,894
Gerard J. DeMuro	$36,000	$21,462	$56,629	$0	$309,710
David A. Savner	$35,000	$21,046	$126,399	$0	$562,958
Bryan T. Moss	$12,000	$6,900	$5,906	$0	$82,509
Michael J. Mancuso	$23,423	$13,969	$202,712	$45,241	$831,217
(a)	The registrant contributions of $65,608, $5,811, $21,462, $21,046, $6,900 and $13,969 for Mr. Chabraja, Mr. Redd, Mr. DeMuro, Mr. Savner, Mr. Moss and Mr. Mancuso, respectively, are included in the “All Other Compensation” column of the Summary Compensation Table.
(b)	No amounts shown in the Aggregate Earnings column are reported as compensation in the Summary Compensation Table.
(c)	Certain amounts in the “Aggregate Balance at Last Fiscal Year End” column were previously reported in the Summary Compensation Table in the “Salary” column (in the case of executive contributions) or in the “All Other Compensation” column (in the case of registrant contributions) for Mr. Chabraja, Mr. DeMuro, Mr. Savner, Mr. Moss, and Mr. Mancuso. The amounts previously reported as executive and registrant contributions were as follows: (i) Mr. Chabraja, $440,493 and $440,493; (ii) Mr. DeMuro, $91,580 and $50,389; (iii) Mr. Savner, $159,908 and $110,039; (iv) Mr. Moss $26,948 and $11,111; and (v) Mr. Mancuso, $216,663 and $160,159.

General Dynamics Corporation Supplemental Savings & Stock Investment Plan

The Supplemental SSIP is a nonqualified defined-contribution plan that provides key employees, including the named executive officers, the opportunity to defer a portion of their salary and receive employer matching contributions in excess of the limitations imposed by the Internal Revenue Code on the SSIP.

The SSIP is a tax-qualified 401(k) defined-contribution plan that covers most of the Company’s salaried employees. Employees can make pre-tax contributions to the SSIP and General Dynamics will match a portion of those contributions. The Company’s matching contributions to the SSIP on behalf of the named executive officers are included in the “All Other Compensation” column of the Summary Compensation Table. Prior to January 1, 2007, the amount of the Company match differed depending on whether the participant invested in the Company stock fund or in other investment funds. As of January 1, 2007, the Company match is the same regardless of which investment fund the participant selects.

For those who participate in the Supplemental SSIP, General Dynamics contributes the amount of pre-tax contributions and Company contributions that would have been credited to the employee under the SSIP as if no Internal Revenue Code limitations were in effect, less the amount of pre-tax contributions and Company contributions actually credited to the employee under the SSIP. Investment performance mirrors the performance of the funds that are available to participants under the SSIP. The January 1, 2007, amendment to the SSIP which made the Company matching percentage uniform regardless of the participant’s investment election also applies to the Supplemental SSIP.

Supplemental SSIP participants, including the named executive officers, do not receive any earnings on their Supplemental SSIP accounts that are not otherwise paid to all other SSIP participants with a balance in the same investment fund. Like participants in the SSIP, participants in the Supplemental SSIP become vested in all Company contributions after completing three years of service. Under the Supplemental SSIP, participants receive lump-sum payments upon separation from service for balances (including earnings) accumulated on or after January 1, 2005. For balances accumulated prior to January 1, 2005, participants may elect to receive a lump-sum payment, a deferred lump-sum payment or annual installment payments.

Potential Payments Upon Termination or Change in Control

The following are estimated payments and benefits that would be provided to each of the named executive officers in the event of termination of the executive’s employment. We have calculated these amounts for different termination scenarios based on the Company’s existing benefit plans and the General Dynamics Corporation Equity Compensation Plan (the Equity Compensation Plan) and, in some cases, the terms of individual employment or retirement agreements that were entered into to attract and retain key executives. The calculations assume a termination date of December 29, 2006, the last business day of 2006. The actual amounts of the payments and costs of the benefits, however, can only be determined at the time of an executive’s separation from General Dynamics and depending on the payment or benefit may extend over several years. The total value of payments and benefits provided at the end of each scenario are independent and should not be added together.

For each termination and change in control scenario discussed below, the named executive officer would also be entitled to:

(i)	the pension benefits described in the Pension Benefits for Fiscal Year 2006 table on page 37 of this Proxy Statement; and

(ii)	the amounts listed in the Nonqualified Deferred Compensation for Fiscal Year 2006 table on page 41 of this Proxy Statement.

The estimated totals presented below do not include these amounts.

Termination Scenarios

Termination Scenario 1 – Termination for Cause. If the Company terminates a named executive officer for cause, he would be entitled to the following:

(i)	A lump-sum payment for unused, accrued vacation of $200,000 for Mr. Chabraja, $19,975 for Mr. Redd, $39,846 for Mr. DeMuro, $76,923 for Mr. Savner, and $9,231 for Mr. Moss. This payment reflects the actual vacation hours accrued for each named executive officer, times an hourly rate based on the executive’s base salary.

(ii)	A retiree life insurance benefit with an estimated cost of $367,035 for Mr. Chabraja. The other named executive officers are not yet eligible for this benefit. In calculating retiree life insurance costs we have assumed the executive elects the maximum of two-times-pay coverage at retirement. The estimated cost is calculated using the assumptions used for financial reporting purposes for valuing post-retirement life insurance at December 31, 2006. The life insurance benefit is further described on page 23 of this Proxy Statement under “Compensation Discussion and Analysis – Retiree Benefits.”

If terminated for cause, the named executive officers would forfeit all unvested stock options and restricted stock in accordance with the terms of the Equity Compensation Plan applicable to all plan participants unless otherwise determined by the Compensation Committee. They would have 90 days from the termination date to exercise vested options.

Under this termination scenario, the estimated total value of the payments and benefits would be $567,035 for Mr. Chabraja, $19,975 for Mr. Redd, $39,846 for Mr. DeMuro, $76,923 for Mr. Savner and $9,231 for Mr. Moss.

Termination Scenario 2 – Voluntary Resignation. If a named executive officer voluntarily resigns from the Company, he would be entitled to the following:

(i)	Accrued vacation described in item (i) of Termination Scenario 1.

(ii)	In addition, for Mr. Chabraja:

(a)	The retiree life insurance benefit described in item (ii) of Termination Scenario 1.

(b)	A bonus payment of $3,000,000 based on the prior year’s cash bonus.

(c)	In the event he is unable to sell his residence at its original cost plus subsequent improvements, the Company will reimburse him for the difference. Given the current real estate market conditions in the area where Mr. Chabraja’s home is located, we estimate that there will be no cost associated with this benefit.

(d)	Reimbursement for moving expenses, at an estimated cost of $15,000. This cost is based on an estimate from a third-party moving company.

(e)	Office space and administrative support in the suburban Chicago area, for two years, at an estimated cost of $65,000 per year for office space and $60,000 per year for administrative support. The office space cost reflects an estimate from a third-party real estate company. The administrative support cost reflects an estimate of current administrative support salaries in the Chicago area.

(f)	Continued participation in the Company health plan for six months with contributions as required for active employees, at an estimated cost of $4,136.

(g)	Use of a corporate aircraft for up to 500 hours over a ten-year period, with an estimated total cost over ten years of approximately $1,909,163. The estimated cost is based on the average incremental cost per flight hour and assumes 50 hours of aircraft usage by Mr. Chabraja per year over a ten-year period. Average incremental cost per flight hour was calculated based on the following variable operating costs to the Company for Mr. Chabraja’s personal aircraft usage in December 2006: fuel costs; trip-related maintenance expenses; landing fees; trip-related hangar and parking fees; on-board catering; and crew expenses. In addition, a 4 percent annual increase in average incremental cost was applied during the ten-year period.

(h)	A tax gross-up for amounts imputed to him in connection with payments and benefits provided under his employment agreement, but excluding annual salary, bonuses, equity awards and retirement benefits. The estimated cost of this tax gross-up amount is $885,971.

The named executive officers would forfeit all unvested stock options and restricted stock in accordance with the terms of the Equity Compensation Plan applicable to all plan participants unless otherwise determined by the Compensation Committee. They would have 90 days from the termination date to exercise vested options.

Under this termination scenario, the estimated total value of the payments and benefits would be $6,631,305 for Mr. Chabraja, $19,975 for Mr. Redd, $39,846 for Mr. DeMuro, $76,923 for Mr. Savner and $9,231 for Mr. Moss.

Termination Scenario 3 – Retirement. If a named executive officer retires from the Company, he would be entitled to the same payments and benefits described in Termination Scenario 2. In addition, Mr. Savner and Mr. Moss, who are eligible to retire, would receive an accrued bonus upon retirement in the amount of $600,000 and $580,000, respectively.

Under the terms of the Equity Compensation Plan, Mr. Redd and Mr. DeMuro would not qualify for retirement treatment due to their current age and, therefore, would forfeit all unvested stock options and restricted stock unless otherwise determined by the Compensation Committee. Mr. Chabraja, Mr. Savner and Mr. Moss, who are eligible to retire, would forfeit a portion of their unvested stock options and restricted stock based on days of service during the two-year period beginning on January 1 of the year of the option grant. The retained options would be exercisable in accordance with the terms of the original grant. The retained restricted stock would be released at the end of the restriction period. The value of the retained options, as measured by the difference between the closing share price of $74.35 on December 29, 2006, and the option grant price, multiplied by the number of retained options, is $8,298,642 for Mr. Chabraja, $1,107,988 for Mr. Savner, and $1,113,931 for Mr. Moss. The present value of the retained restricted stock, as measured by the product of the number of restricted shares held on December 29, 2006, multiplied by the closing share price of $74.35 on the same date, and applying a discount factor of 5.89 percent to account for the restriction periods, is $21,182,484 for Mr. Chabraja, $2,793,576 for Mr. Savner and $1,790,924 for Mr. Moss.

Under this termination scenario, the estimated total value of the payments and benefits would be $36,112,431 for Mr. Chabraja, $19,975 for Mr. Redd, $39,846 for Mr. DeMuro, $4,578,487 for Mr. Savner and $3,494,086 for Mr. Moss. The estimated totals include the value of the equity awards and the other payments and benefits listed above.

Termination Scenario 4 – Death. If a named executive officer dies while employed by the Company, his estate would be entitled to the following:

(i)	Accrued vacation described in item (i) of Termination Scenario 1.

(ii)	A bonus payment based on the prior year’s cash bonus, of $3,000,000 for Mr. Chabraja, $160,000 for Mr. Redd, $675,000 for Mr. DeMuro, $600,000 for Mr. Savner and $580,000 for Mr. Moss.

(iii)	The named executive officers’ spouses are entitled to a 50 percent contingent annuity benefit based on the amounts disclosed in the Pension Benefits for Fiscal Year 2006 table on page 37 of this Proxy Statement. The benefit for Mr. Chabraja’s spouse also has a ten-year certain feature.

(iv)	Life insurance proceeds in the amount of $2,600,000 for Mr. Chabraja, $820,000 for Mr. Redd, $1,100,000 for Mr. DeMuro, $1,000,000 for Mr. Savner and $960,000 for Mr. Moss. This benefit is fully insured by a third-party insurance company.

(v)	Accidental death and dismemberment coverage of $2,000,000. The amount of the proceeds, if any, would depend on the circumstances of the death. This benefit is fully insured by a third-party insurance company.

(vi)	In addition, for Mr. Chabraja:

(a)	Potential residence purchase and reimbursement of moving expenses described in items (ii)(c) – (ii)(d) of Termination Scenario 2.

(b)	Continued participation by his spouse in the Company health plan for six months with contributions as required for active employees at an estimated cost of $2,068.

(c)	A tax gross-up payment for amounts imputed to him in connection with payments and benefits provided under his employment agreement, but excluding annual salary, bonuses, equity awards and retirement benefits. The estimated cost of this tax gross-up amount is $6,113.

Under the terms of the Equity Compensation Plan, unvested stock options held by the executive would be treated as if he remained employed with the Company throughout the option term. The options would be exercisable by the executive’s estate in accordance with the terms of the original option grant. Restricted stock held by the executive would be transferred to his estate and released at the end of the restriction period. The present value of the unvested options, as measured by the difference between the closing share price of $74.35 on December 29, 2006, and the option grant price, multiplied by the number of unvested options, and applying a discount factor of 5.89 percent to account for the option exercise dates, is $10,729,409 for Mr. Chabraja, $442,762 for Mr. Redd, $1,652,877 for Mr. DeMuro, $1,439,706 for Mr. Savner and $1,461,303 for Mr. Moss. The present value of the restricted stock as measured by the number of restricted shares held on December 29, 2006, multiplied by the closing share price of $74.35 on the same date, and applying a discount factor of 5.89 percent to account for the restriction periods, is $22,959,041 for Mr. Chabraja, $667,817 for Mr. Redd, $2,380,474 for Mr. DeMuro, $3,035,947 for Mr. Savner and $2,043,915 for Mr. Moss.

Under this termination scenario, the estimated total value of the payments and benefits would be $39,511,631 for Mr. Chabraja, $2,110,554 for Mr. Redd, $5,848,197 for Mr. DeMuro, $6,152,576 for Mr. Savner and $5,054,449 for Mr. Moss. The estimated totals include the value of the equity awards and the other payments and benefits listed above, but do not include potential proceeds from accidental death and dismemberment coverage.

Termination Scenario 5 – Termination Without Cause and Termination for Disability. If the Company terminates a named executive officer without cause or for disability, and in the case of Mr. Chabraja due to a breach by the Company of the terms of his employment agreement, then the named executive officer would be entitled to the following:

(i)	Accrued vacation described in item (i) of Termination Scenario 1 and, in the case of termination for disability only, the accidental death and dismemberment coverage described in item (v) of Termination Scenario 4.

(ii)	A bonus payment based on the prior year’s cash bonus, of $3,000,000 for Mr. Chabraja, $160,000 for Mr. Redd, $675,000 for Mr. DeMuro, $600,000 for Mr. Savner and $580,000 for Mr. Moss.

(iii)	In addition, for Mr. Chabraja:

(a)	Retiree life insurance benefits, potential residence purchase, reimbursement of moving expenses, office space and administrative support, continuation of active medical coverage, corporate aircraft usage and a tax gross-up payment on certain perquisites as described in item (ii) of Termination Scenario 2.

(b)	An additional pension benefit as if he had maintained active employment and pensionable earnings through April 30, 2008, which has an estimated present value of $3,516,460. Mr. Chabraja would receive this additional benefit beginning on May 1, 2008, payable monthly.

(c)	Continued payment of the annual salary he is earning at the time of his termination for the remaining term of his employment agreement, at an estimated cost of $1,733,000.

(d)	Continued payment of an amount equal to the annual bonus he would have earned through the end of the term of his employment agreement, at an estimated cost of $4,000,000. The estimated cost is based on Mr. Chabraja’s 2005 cash bonus which was paid in March 2006.

(e)	Continued payment of the cash equivalent of the equity awards he would have earned through the end of the term of his employment agreement, at an estimated cost of $9,675,000. The estimated cost assumes that the 2007 equity grant to Mr. Chabraja would have the same value as the 2006 equity grant, and that he would not receive an equity grant in 2008.

Under the terms of the Equity Compensation Plan, the unvested options and restricted stock held by the executive on the termination date would receive the same treatment as described in Termination Scenario 3 except in the case of termination of Mr. Redd and Mr. DeMuro for disability. In a termination for disability scenario, Mr. Redd and Mr. DeMuro would be entitled to a prorated portion of their equity awards based on the same methodology as described in Termination Scenario 3 for the other named executive officers. Under this calculation, the value of the retained options is $284,851 for Mr. Redd and $1,252,396 for Mr. DeMuro. The present value of the retained restricted stock is $532,264 for Mr. Redd and $2,088,754 for Mr. DeMuro.

In the event of termination without cause, the estimated total value of the payments and benefits would be $55,036,891 for Mr. Chabraja, $179,975 for Mr. Redd, $714,846 for Mr. DeMuro, $4,578,487 for Mr. Savner and $3,494,086 for Mr. Moss. The estimated totals include the value of the equity awards and the other payments and benefits listed above, but do not include potential proceeds from accidental death and dismemberment coverage.

In the event of termination for disability, the estimated total value of the payments and benefits that would be provided to Mr. Chabraja, Mr. Savner and Mr. Moss is the same as under termination without cause. The amount is $997,090 for Mr. Redd and $4,055,996 for Mr. DeMuro.

Change in Control Scenarios

General Dynamics has change in control agreements (also referred to as severance protection agreements) with key employees, including each of the named executive officers. We have estimated the payments and benefits the named executive officers could receive under the Company’s existing benefit plans, change in control agreements, the Equity Compensation Plan and any individual agreements they have with the Company. Our calculations assume the executive was terminated on December 29, 2006, and that this date was within 24 months following a change in control. The actual amounts of the payments and costs of the benefits, however, can only be determined at the time of an executive’s separation from General Dynamics and depending on the payment or benefit may extend over several years. The total value of payments and benefits provided at the end of each scenario are independent and should not be added together.

As discussed on page 25 of this Proxy Statement under “Compensation Discussion and Analysis – Change in Control Agreements and Employment Agreement,” the change in control agreements contain a “double trigger” mechanism that is triggered only under certain circumstances.

Vesting of Equity Awards in Connection with a Change in Control. The values of the equity awards in connection with a change in control listed below are in lieu of and not in addition to the equity values disclosed in the Termination Scenarios. The values listed for each named executive officer in the following paragraph are the same for each change in control scenario.

Upon a change in control, unvested stock options will vest and become exercisable and restricted stock will be released, pursuant to the terms of the Equity Compensation Plan applicable to all plan participants. The value of accelerating unvested stock options, as measured by the difference between the closing price of $74.35 on December 29, 2006, and the option grant price, would be $10,981,324 for Mr. Chabraja, $460,116 for Mr. Redd, $1,693,213 for Mr. DeMuro, $1,473,835 for Mr. Savner and $1,496,571 for Mr. Moss. The value of accelerating the release of restricted stock, as measured by the number of restricted shares held by the executive on December 29, 2006, times the closing share price of $74.35 on December 29, 2006, would be $24,473,343 for Mr. Chabraja, $735,619 for Mr. Redd, $2,600,912 for Mr. DeMuro, $3,236,456 for Mr. Savner and $2,235,407 for Mr. Moss.

Excise Tax Payments in Connection with a Change in Control. Section 4999 of the Internal Revenue Code imposes excise taxes on certain payments associated with a change in control. If the executive is subject to an excise tax on the payments associated with a change in control, the Company will make an additional payment to the executive that holds the executive harmless from the tax. Based on the calculations, excise taxes are only triggered for certain named executive officers under Change in Control Scenario 5. These estimated payment amounts are: $0 for Mr. Chabraja, $943,092 for Mr. Redd, $2,620,606 for Mr. DeMuro, $0 for Mr. Savner and $1,777,040 for Mr. Moss. These estimates are based on calculations provided by an actuarial firm, and confirmed by an accounting firm, engaged by the Company to determine if any change in control payments or benefits would be subject to the excise tax.

Change in Control Scenario 1 – Termination For Cause. If the Company terminates a named executive officer for cause in connection with a change in control, he would receive the accrued vacation described in item (i) of Termination Scenario 1. In addition, Mr. Chabraja would receive the retiree life insurance benefit described in item (ii) of Termination Scenario 1.

Under this change in control scenario, the estimated total value of the payments and benefits would be $36,021,702 for Mr. Chabraja, $1,215,710 for Mr. Redd, $4,333,971 for Mr. DeMuro, $4,787,214 for Mr. Savner and $3,741,209 for Mr. Moss. The totals include the accelerated value of the equity awards and the value of the payments and benefits listed above.

Change in Control Scenario 2 – Death. If a named executive officer dies while covered under a change in control, his estate or beneficiary would receive accrued vacation, bonus, spousal annuity benefits, life insurance proceeds and the proceeds, if any, from accidental death and dismemberment coverage as described in items (i) – (v) of Termination Scenario 4. In addition, Mr. Chabraja would receive the potential residence purchase, reimbursement of moving expenses (including a tax gross-up payment), and continuation of spousal medical coverage as described in item (vi) of Termination Scenario 4.

Under this change in control scenario, the estimated total value of the payments and benefits would be $41,277,848 for Mr. Chabraja, $2,195,710 for Mr. Redd, $6,108,971 for Mr. DeMuro, $6,387,214 for Mr. Savner and $5,281,209 for Mr. Moss. The totals include the accelerated value of the equity awards and the value of the payments and benefits listed above, but do not include potential proceeds from accidental death and dismemberment coverage.

Change in Control Scenario 3 – Voluntary Resignation and Retirement. If a named executive officer voluntarily resigns or retires in connection with a change in control other than during the window period (as defined in the change in control agreement), he would receive the same accrued vacation payments and benefits described in item (i) of Termination Scenario 2. In addition, the executive would receive a bonus payment based on the prior year’s cash bonus, of $3,000,000 for Mr. Chabraja, $160,000 for Mr. Redd, $675,000 for Mr. DeMuro, $600,000 for Mr. Savner and $580,000 for Mr. Moss. In addition, Mr. Chabraja would receive the retiree life insurance benefits, potential residence purchase, reimbursement of moving expenses, office space and administrative support, continuation of active medical coverage, corporate aircraft usage and a tax gross-up payment on certain perquisites as described in item (ii) (excluding (b)) of Termination Scenario 2.

Under this change in control scenario, the estimated total value of the payments and benefits would be $42,085,972 for Mr. Chabraja, $1,375,710 for Mr. Redd, $5,008,971 for Mr. DeMuro, $5,387,214 for Mr. Savner and $4,321,209 for Mr. Moss. The totals include the accelerated value of the equity awards and the value of the payments and benefits listed above.

Change in Control Scenario 4 – Disability. If a named executive officer is terminated for disability, he would receive the accrued vacation and bonus payments described in items (i) and (ii) of Termination Scenario 5. In addition, Mr. Chabraja would receive:

(i)	Retiree life insurance benefits, potential residence purchase, reimbursement of moving expenses, office space and administrative support, continuation of active medical coverage, corporate aircraft usage and a tax gross-up payment on certain perquisites as described in item (ii) of Termination Scenario 2.

(ii)	Additional pension benefit, salary and bonus continuation as described in items (iii)(b) – (iii)(d) of Termination Scenario 5.

Under this change in control scenario, the estimated total value of the payments and benefits would be $51,335,432 for Mr. Chabraja, $1,375,710 for Mr. Redd, $5,008,971 for Mr. DeMuro, $5,387,214 for Mr. Savner and $4,321,209 for Mr. Moss. The totals include the accelerated value of the equity awards and the value of the payments and benefits listed above, but do not include potential proceeds from accidental death and dismemberment coverage.

Change in Control Scenario 5 – Termination Without Cause. If the Company terminates a named executive officer without cause, the named executive officer terminates his employment for good reason (as defined in the change in control agreement), or the named executive officer voluntarily resigns or retires during the window period, the executive would receive the accrued vacation described in item (i) of Termination Scenario 1 plus the following additional payments and benefits:

(i)	A bonus payment based on the prior year’s cash bonus, of $3,000,000 for Mr. Chabraja, $160,000 for Mr. Redd, $675,000 for Mr. DeMuro, $600,000 for Mr. Savner and $580,000 for Mr. Moss.

(ii)	A lump-sum severance payment equal to 2.99 times the executive’s annual salary and bonus, of $12,857,000 for Mr. Chabraja, $1,704,300 for Mr. Redd, $3,662,750 for Mr. DeMuro, $3,289,000 for Mr. Savner and $3,169,400 for Mr. Moss.

(iii)	An additional 36 months of life, medical, dental and long-term disability benefits, with an estimated cost of $99,706 for Mr. Chabraja, $45,296 for Mr. Redd, $58,465 for Mr. DeMuro, $58,681 for Mr. Savner and $58,738 for Mr. Moss. These costs reflect an amount equal to three times the 2006 annual employer premiums for these benefits.

(iv)	An additional 36 months of age and service credit for purposes of qualifying for retiree life, medical and dental benefits, with an estimated additional cost of $319,950 for Mr. Chabraja, $0 for Mr. Redd, $0 for Mr. DeMuro, $117,232 for Mr. Savner and $0 for Mr. Moss. Mr. Redd, Mr. DeMuro and Mr. Moss are not eligible for these benefits. Mr. Savner qualifies for the retiree life insurance benefit in this change in control scenario due to this additional 36-month credit. The cost of Mr. Chabraja’s retiree life policy is reduced in this scenario because the 36 months of continued active coverage described in (iii) above defers the commencement date of the coverage.

(v)	Outplacement service for 12 months following the termination date, with an estimated cost of $15,000 for each named executive officer. These costs represent estimated outplacement services costs for a senior executive obtained from an outplacement vendor used by the Company.

(vi)	Financial counseling and tax planning services for 36 months following the termination date, at a total cost not to exceed $30,000 for each named executive officer.

(vii)	A lump-sum payment that represents a supplemental retirement benefit payable in cash equal to the increase in value over the current retirement benefit based on three additional years of (a) age and service credit at the executive’s current base salary and bonus, and (b) Company contributions to each defined-contribution plan in which the executive participates, with an estimated cost of $7,679,461 for Mr. Chabraja, $296,205 for Mr. Redd, $1,305,211 for Mr. DeMuro, $582,144 for Mr. Savner and $54,112 for Mr. Moss.

In addition, Mr. Chabraja would receive the potential residence purchase, reimbursement of moving expenses, office space and administrative support, corporate aircraft usage and a tax gross-up payment described in items (ii)(c) – (ii)(e), (ii)(g) and (ii)(h) of Termination Scenario 2.

Under this change in control scenario, the estimated total value of the payments and benefits would be $62,715,918 for Mr. Chabraja, $4,409,603 for Mr. Redd, $12,701,003 for Mr. DeMuro, $9,479,271 for Mr. Savner and $9,425,499 for Mr. Moss. The totals include the accelerated value of the equity awards, any required tax gross-up payments for excise taxes, and the value of the payments and benefits listed above.

Payments and Benefits Provided to Mr. Mancuso in Connection with his Retirement

On May 31, 2006, Mr. Mancuso retired as General Dynamics’ chief financial officer, and on June 30, 2006, he retired as an employee of the Company. The payments and benefits provided to Mr. Mancuso in 2006 and the payments and benefits that will be provided to him in the future are described below.

(i)	The cash bonus paid to Mr. Mancuso for his performance during 2006 is disclosed in the Summary Compensation Table on page 31.

(ii)	Amounts paid to Mr. Mancuso during 2006 under the Retirement Plan, the Supplemental Retirement Plan and Mr. Mancuso’s retirement agreements are disclosed in the Pension Benefits for Fiscal Year 2006 table on page 37. Mr. Mancuso is entitled to receive during his lifetime the following retirement benefit payments: $30,656 per year pursuant to the Retirement Plan; $128,011 per year pursuant to the Supplemental Retirement Plan; and $115,232 per year pursuant to Mr. Mancuso’s retirement agreements with the Company. Mr. Mancuso’s spouse is entitled to a survivor benefit in the form of a 50 percent contingent annuity for each of these pension benefit payments in the event of his death.

(iii)	Amounts paid to Mr. Mancuso during 2006 from his balance under the Supplemental SSIP are disclosed in the Nonqualified Deferred Compensation for Fiscal Year 2006 table on page 41. Mr. Mancuso’s post-2004 Supplemental SSIP balance of $143,206 was paid in a lump sum in January 2007. His remaining pre-2005 balance will be paid in 14 annual installments with each installment amount determined by dividing the balance on the distribution date by the number of remaining installments.

(iv)	Mr. Mancuso participates in the Company’s retiree life insurance program. The cost to the Company for 2006 for this retiree life insurance benefit is disclosed in footnote (f) to the Summary Compensation Table on page 32. The total future estimated cost to the Company for this retiree life insurance benefit is $42,108.

(v)	Pursuant to the terms of his employment agreement, Mr. Mancuso’s unvested stock options became fully vested and his outstanding restricted stock was released upon his retirement. The value to Mr. Mancuso of retaining his unvested stock options, as measured by the difference between the closing price of $65.46 on June 30, 2006, and the option grant price, was $550,830. The value to Mr. Mancuso of retaining his restricted stock, as measured by the number of shares of restricted stock held on June 30, 2006, times the closing share price of $65.46 on the same date, was $2,857,591.

The following Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement or any portion hereof into any filing under the Securities Act of 1933, as amended (the Securities Act), or the Exchange Act, and shall not otherwise be deemed filed under such acts.

Compensation Committee Report

The Compensation Committee has six directors who serve on the Compensation Committee:

George A. Joulwan (chair), James S. Crown, William P. Fricks,	Charles H. Goodman, Jay L. Johnson and Lester L. Lyles.

None of these directors is an officer or employee of the Company. They all meet the independence requirements of the New York Stock Exchange and qualify as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.

The Compensation Committee is responsible for evaluating the performance of the Chief Executive Officer and other General Dynamics officers as well as reviewing and approving their compensation. The Committee also establishes and monitors overall compensation programs and policies for the Company, including administering the incentive compensation plans. The Committee’s processes and procedures for the consideration and determination of executive compensation are explained in greater detail in the Compensation Discussion and Analysis section of this Proxy Statement.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement in accordance with Item 407(e) of Regulation S-K.

This report is submitted by the Compensation Committee.

George A. Joulwan, chair
James S. Crown
William P. Fricks
Charles H. Goodman
Jay L. Johnson
Lester L. Lyles

March 6, 2007

Executive Officers

All executive officers of the Company are appointed annually. No executive officer of the Company was selected pursuant to any arrangement or understanding between the officer and any other person. The name, age, offices and positions held for at least the last five years of the Company’s executive officers as of March 9, 2007, were as follows:

Name, Position and Office	Age

John P. Casey – Vice President and President of Electric Boat Corporation since October 2003; Vice President of Electric Boat Corporation, October 1996 – October 2003	52

Nicholas D. Chabraja – Chairman of the Board of Directors of the Company and Chief Executive Officer since June 1997; Vice Chairman, December 1996 – May 1997; Executive Vice President, March 1994 – December 1996	64

Michael E. Chandler – Vice President and President of General Dynamics Information Technology since October 2001	62

Gerard J. DeMuro – Executive Vice President, Information Systems and Technology, since October 2003; Vice President of the Company, February 2000 – October 2003; President of General Dynamics C4 Systems, August 2001 – October 2003	51

Charles M. Hall – Executive Vice President, Combat Systems, since July 2005; Vice President of the Company and President of General Dynamics Land Systems, September 1999 – July 2005	55

David K. Heebner – Senior Vice President since May 2002; President of General Dynamics Land Systems since July 2005; Senior Vice President, Planning and Development, May 2002 – July 2005; Vice President, Strategic Planning, January 2000 – May 2002	62

Christopher Marzilli – Vice President and President of General Dynamics C4 Systems since January 2006; Senior Vice President and Deputy General Manager of General Dynamics C4 Systems, November 2003 – January 2006; Vice President and General Manager, General Dynamics Communication Systems, September 1999 – November 2003	47

Bryan T. Moss – Executive Vice President, Aerospace, since December 2003; President of Gulfstream Aerospace Corporation since April 2003; Vice President of the Company, May 2002 – December 2003; Vice Chairman and Director of Gulfstream Aerospace Corporation, March 1995 – April 2003	67

Phebe N. Novakovic – Senior Vice President, Planning and Development, since July 2005; Vice President, Strategic Planning, October 2002 – July 2005; Staff Vice President, May 2002 – October 2002; Director, Strategic Planning and Development, May 2001 – May 2002	49

Walter M. Oliver – Senior Vice President, Human Resources and Administration, since March 2002; Vice President, Human Resources and Administration, January 2001 – March 2002	61

L. Hugh Redd – Senior Vice President and Chief Financial Officer since June 2006; Vice President and Controller of General Dynamics Land Systems, January 2000 – June 2006	49

David A. Savner – Senior Vice President, General Counsel and Secretary since May 1999; Senior Vice President – Law and Secretary, April 1998 – May 1999	62

John W. Schwartz – Vice President and Controller since March 1998	50

Michael W. Toner – Executive Vice President, Marine Systems, since March 2003; Vice President of the Company and President of Electric Boat Corporation, January 2000 – October 2003	63

Lewis F. Von Thaer – Vice President and President of General Dynamics Advanced Information Systems since March 2005; Senior Vice President, Operations, of General Dynamics Advanced Information Systems, November 2003 – March 2005; Vice President of General Dynamics Advanced Information Systems, October 2001 – November 2003	46

Security Ownership of Management

The following table provides information as of March 9, 2007, on the beneficial ownership of Common Stock by (i) each director and nominee for director of the Company, (ii) each of the named executive officers and (iii) all directors and executive officers of the Company as a group. The following table also shows Common Stock equivalents held by these individuals through Company-sponsored benefits programs. Except as otherwise noted, the persons listed below have the sole voting and investment power for all shares held by them, except for such power that may be shared with a spouse.

	Common Stock Beneficially Owned as of March 9, 2007 (a)		Common Stock Equivalents Beneficially Owned (c)	Total Common Stock and Equivalents
Name of Beneficial Owner	Shares Owned (b)	Percentage of Class

Directors and Nominees
Nicholas D. Chabraja	3,589,976	*	0	3,589,976
James S. Crown (d)	16,036,624	4.0%	2,345	16,038,969
William P. Fricks	25,718	*	0	25,718
Charles H. Goodman (e)	8,535,861	2.1%	10,963	8,546,824
Jay L. Johnson	25,368	*	0	25,368
George A. Joulwan	37,223	*	5,603	42,826
Paul G. Kaminski	46,389	*	4,131	50,520
John M. Keane	14,404	*	0	14,404
Deborah J. Lucas	3,145	*	0	3,145
Lester L. Lyles	16,440	*	0	16,440
Carl E. Mundy, Jr.	28,963	*	7,287	36,250
Robert Walmsley	13,793	*	0	13,793

Named Executive Officers
L. Hugh Redd	71,189	*	0	71,189
Gerard J. DeMuro	287,494	*	0	287,494
David A. Savner	339,624	*	0	339,624
Bryan T. Moss	226,113	*	0	226,113
Michael J. Mancuso	192,561	*	0	192,561
Directors and Executive Officers as a Group (27 individuals)	31,181,890	7.6%	30,329	31,212,219
*	Less than 1 percent.
(a)	Includes shares in the SSIP voted by the executive officers and shares of Common Stock subject to resale restrictions, for which restrictions have not expired.
(b)	Includes shares subject to options that are either currently exercisable or exercisable within 60 days of March 9, 2007, as follows: (i) Mr. Chabraja – 1,977,550 shares; Mr. Mancuso – 43,000 shares; Mr. DeMuro – 212,050 shares; Mr. Savner – 197,902 shares; and Mr. Moss 183,300 shares; (ii) other directors of the Company – 165,900 shares; and (iii) other executive officers of the Company – 1,084,488 shares.
(c)	Reflects phantom stock units held by the directors indicated that were received by the directors on December 1, 1999, upon termination of benefits under the former retirement plan for directors.
(d)	Based solely on information provided on behalf of Mr. Crown. Mr. Crown has shared investment and voting power with respect to 16,036,624 shares. Of the 16,036,624 shares of Common Stock deemed to be beneficially owned by Mr. Crown, (i) he disclaims beneficial ownership as to 15,993,148 shares, except to the extent of his beneficial interest in the entities that own these shares and (ii) a total of 11,288,765 shares are pledged as collateral for bank borrowings by entities in which Mr. Crown holds interests.
(e)	Based solely on information provided on behalf of Mr. Goodman. Mr. Goodman has shared investment and voting power with respect to 8,535,861 shares. Of the ,8,535,861 shares of Common Stock deemed to be beneficially owned by Mr. Goodman, (i) he disclaims beneficial ownership as to 8,453,054 shares, except to the extent of his beneficial interest in the entities that own such shares and (ii) a total of 4,166,712 are pledged as collateral for bank borrowings by entities in which Mr. Goodman holds interests.

Security Ownership of Certain Beneficial Owners

The following table provides information as of March 9, 2007, with respect to the number of shares of Common Stock owned by each person known by the Company to be the beneficial owner of more than 5 percent of the Common Stock.

	Common Stock Beneficially Owned as of March 9, 2007 (a)
Name of Beneficial Owner	Shares Owned	Percentage of Class
Longview Asset Management, LLC (b) c/o Gerald Ratner, as Attorney and Agent 222 North LaSalle Street, Suite 2000 Chicago, Illinois 60601	33,358,418	8.2%

The Northern Trust Company (c) 50 South LaSalle Street Chicago, Illinois 60675	33,376,752	8.3%

Capital Research and Management Company (d) 333 South Hope Street Los Angeles, California 90071	31,463,000	7.8%

Marsico Capital Management, LLC (e) 1200 17th Street, Suite 100 Denver, Colorado 80202	24,846,974	6.1%
(a)	The information for Capital Research and Management Company (Capital Research) and Marsico Capital Management, LLC (Marsico Capital) is as of December 29, 2006, and December 31, 2006, respectively.
(b)	This information is based solely on information provided on behalf of Mr. Crown and Mr. Goodman. Longview Asset Management, LLC (Longview), a registered investment advisor, manages the Common Stock held by a number of persons, including Mr. Crown, Mr. Goodman, and members of their families, relatives, certain family partnerships, trusts associated with the Crown and Goodman families and other entities (the Crown Group). Longview has shared voting and investment power with respect to 33,358,418 shares. James A. Star is the president of Longview and, accordingly, may be deemed to be the beneficial owner of all shares owned by Longview. Mr. Star disclaims beneficial ownership of all such shares. Mr. Star’s address is 222 North LaSalle Street, Suite 2000, Chicago, Illinois 60601. Geoffrey F. Grossman, as sole trustee of The Edward Memorial Trust, is the managing member of Longview and, accordingly, may be deemed to be the beneficial owner of all shares beneficially owned by Longview. Mr. Grossman disclaims beneficial ownership of all such shares. Mr. Grossman’s address is 131 South Dearborn Street, Suite 2400, Chicago, Illinois 60603-5577. The members of the Crown Group disclaim that they are a group for purposes of Section 13(d) of the Exchange Act, and disclaim that any one of them is the beneficial owner of shares owned by any other person or entity.
(c)	Northern Trust is the trustee of the SSIP and the Represented SSIP.
(d)	This information is based solely on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2007, by Capital Research. Capital Research, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is deemed to be the beneficial owner of 31,463,000 shares or 7.8 percent of the Common Stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.
(e)	This information is based solely on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2007, by Marsico Capital.

Equity Compensation Plan Information

The following table provides information as of December 31, 2006, regarding Common Stock that may be issued under the Company’s equity compensation plans.

	(A)	(B)	(C)
Plan category	Number of securities to be issued upon the exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Equity compensation plans approved by shareholders	16,067,983	$49.73	25,569,997

Equity compensation plans not approved by shareholders	0	0	0

Total (a)	16,067,983	$49.73	25,569,997
(a)	As of December 31, 2006, there were 44,691 stock options available for exercise with a weighted-average price of $21.50 in equity compensation plans assumed by the Company in connection with its acquisition of Gulfstream Aerospace Corporation in 1999. No additional awards or grants may be made under those plans.

The following Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement or any portion hereof into any filing under the Securities Act or the Exchange Act, and shall not otherwise be deemed filed under such acts.

Audit Committee Report

The Audit Committee of the Board of Directors has furnished the following report.

The following are the members of the Audit Committee:

William P. Fricks (chair), James S. Crown, John M. Keane,	Deborah J. Lucas, Lester L. Lyles, and Carl E. Mundy, Jr.

None of these directors is an officer or employee of the Company. They all meet the current independence requirements of the New York Stock Exchange and Rule 10A-3 of the Exchange Act. The Board has determined that Mr. Fricks is an “audit committee financial expert” as defined by the Securities and Exchange Commission in Item 407(d) of Regulation S-K. The Audit Committee is governed by a written charter approved by the Board. In accordance with that charter, the Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of General Dynamics. The Committee held 10 meetings in 2006.

The Audit Committee has reviewed and discussed with management and KPMG, the Company’s independent auditors for 2006, the Company’s audited financial statements as of December 31, 2006, and for the year ending on that date. Management is responsible for the Company’s financial reporting process, including maintaining a system of internal controls, and for preparing the consolidated financial statements in accordance with U.S. generally accepted accounting principles (GAAP). KPMG is responsible for auditing those financial statements and for expressing an opinion on the conformity of the financial statements with GAAP. In addition, in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the Audit Committee reviewed and discussed with management, the Company’s internal auditors and KPMG, management’s report on the operating effectiveness of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, including KPMG’s related report and attestation.

The Audit Committee has discussed with KPMG the matters required by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants, and as adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee has received and reviewed the written disclosures from KPMG required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, and as adopted by the Public Company Accounting Oversight Board. The Audit Committee also has discussed with KPMG its independence, including the compatibility of non-audit services with maintaining KPMG’s independence. Based on the foregoing discussions and reviews, the Audit Committee has satisfied itself as to the independence of KPMG.

In reliance on the reviews and discussions described above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

This report is submitted by the Audit Committee.

William P. Fricks, chair
James S. Crown
John M. Keane
Deborah J. Lucas
Lester L. Lyles
Carl E. Mundy, Jr.

March 6, 2007

Selection of Independent Auditors

(Proposal 2)

The Audit Committee of the Board of Directors has selected KPMG as the Company’s independent auditors for 2007. Your Board of Directors is submitting the selection by the Audit Committee of KPMG as the independent auditors for 2007 to an advisory vote of the shareholders. The Sarbanes-Oxley Act of 2002 requires that the Audit Committee be directly responsible for the appointment, compensation and oversight of the audit work of the independent auditors. Nevertheless, as a good corporate governance practice, your Board has determined to solicit the vote of the shareholders on an advisory basis in making this appointment.

If the shareholders do not vote on an advisory basis in favor of the selection of KPMG as the Company’s independent auditors, the Audit Committee will reconsider whether to engage KPMG but may ultimately determine to engage that firm or another audit firm without re-submitting the matter to shareholders. Even if the shareholders vote in favor of the selection of KPMG, the Audit Committee may in its sole discretion terminate the engagement of KPMG and direct the appointment of another independent auditor at any time during the year.

Audit and Non-Audit Fees

The following table shows aggregate fees for professional audit services rendered by KPMG for the audit of the Company’s annual consolidated financial statements for the years 2006 and 2005, and fees billed for other services rendered by KPMG during those years.

	2006	2005
Audit Fees (a)	$16,991,154	$16,015,186
Audit-Related Fees (b)	1,140,368	1,259,716
Tax Fees (c)	1,633,737	1,697,599
All Other Fees	0	0

Total Fees	$19,765,259	$18,972,501

(a)	Audit fees are fees for professional services performed by KPMG for the audit of the Company’s consolidated annual financial statements (including the audit of internal control over financial reporting) and review of the Company’s consolidated quarterly financial statements. These fees also include fees for services that are normally provided in connection with statutory and regulatory filings.
(b)	Audit-related fees are fees for assurance and related services performed by KPMG that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements. These fees consist primarily of fees for professional services for benefit plan audits.
(c)	Tax fees are fees for professional services performed by KPMG for tax compliance, tax advice and tax planning. These fees consist primarily of fees for tax return preparation and review, tax compliance services for expatriates and advice regarding tax implications of certain transactions.

Auditor Independence.    The Audit Committee has considered whether the services rendered by KPMG, except for services connected to its audit of the Company’s annual consolidated financial statements and review of the quarterly consolidated financial statements, are compatible with maintaining KPMG’s independence. Representatives of KPMG are expected to attend the Annual Meeting, may make a statement if they desire to do so and will be available to respond to questions.

Policy on Pre-Approval.    The Company and the Audit Committee are committed to ensuring the independence of the independent auditors, both in fact and in appearance. Therefore, in accordance with the applicable rules of the Securities and Exchange Commission, the Audit Committee has established policies and procedures for pre-approval of all audit and permitted non-audit services provided by its independent auditors. In the first quarter of each year, the Audit Committee determines whether to approve all audit and permitted non-audit services proposed to be performed during the following 12 months by the independent auditors (including an estimate of fees). If other audit or permitted non-audit services not included in the pre-approved services are required during the year, such services, subject to a de minimis exception for non-audit services, must be approved in advance by the Audit Committee. The Audit Committee may delegate authority to grant pre-approvals to its chair or a subcommittee as it deems appropriate, subject to a reporting obligation to the Audit Committee.

Your Board of Directors unanimously recommends a vote FOR this proposal.

Shareholder Proposal – Pay-for-Superior-Performance Standard

(Proposal 3)

The Company has been advised by the International Brotherhood of Electrical Workers’ Pension Benefit Fund, 900 Seventh Street, NW, Washington, D.C. 20001, beneficial owner of approximately 31,031 shares of Common Stock, that it intends to present the following shareholder proposal at the Annual Meeting. The Company is not responsible for the accuracy or content of the proposal and supporting statement, presented below, as received from the proponent.

The Company’s reasons for opposing this proposal are presented after Proposal 4 beginning on page 62 of this Proxy Statement.

Proposal and Supporting Statement

Pay-for-Superior-Performance Proposal

RESOLVED: That the shareholders of General Dynamics Corporation (“Company”) request that the Board of Director’s Executive Compensation Committee establish a pay-for-superior-performance standard in the Company’s executive compensation plan for senior executives (“Plan”), by incorporating the following principles into the Plan:

1.	The annual incentive or bonus component of the Plan should utilize defined financial performance criteria that can be benchmarked against a disclosed peer group of companies, and provide that an annual bonus is awarded only when the Company’s performance exceeds its peers’ median or mean performance on the selected financial criteria;

2.	The long-term compensation component of the Plan should utilize defined financial and/or stock price performance criteria that can be benchmarked against a disclosed peer group of companies. Options, restricted shares, or other equity or non-equity compensation used in the Plan should be structured so that compensation is received only when the Company’s performance exceeds its peers’ median or mean performance on the selected financial and stock price performance criteria; and

3.	Plan disclosure should be sufficient to allow shareholders to determine and monitor the pay and performance correlation established in the Plan.

SUPPORTING STATEMENT

We feel it is imperative that compensation plans for senior executives be designed and implemented to promote long-term corporate value. A critical design feature of a well-conceived executive compensation plan is a close correlation between the level of pay and the level of corporate performance relative to industry peers. We believe the failure to tie executive compensation to superior corporate performance; that is, performance exceeding peer group performance, has fueled the escalation of executive compensation and detracted from the goal of enhancing long-term corporate value.

We believe that common compensation practices have contributed to excessive executive compensation. Compensation committees typically target senior executive total compensation at the median level of a selected peer group, then they design any annual and long-term incentive plan performance criteria and benchmarks to deliver a significant portion of the total compensation target regardless of the company’s performance relative to its peers. High total compensation targets combined with less than rigorous performance benchmarks yield a pattern of superior-pay-for-average-performance. The problem is exacerbated when companies include annual bonus payments among earnings used to calculate supplemental executive retirement plan (SERP) benefit levels, guaranteeing excessive levels of lifetime income through inflated pension payments.

We believe the Company’s Plan fails to promote the pay-for-superior-performance principle. Our Proposal offers a straightforward solution: The Compensation Committee should establish and disclose financial and stock price performance criteria and set peer group-related performance benchmarks that permit awards or payouts in its annual and long-term incentive compensation plans only when the Company’s performance exceeds the median of its peer group. A senior executive compensation plan based on sound pay-for-superior-performance principles will help moderate excessive executive compensation and create competitive compensation incentives that will focus senior executives on building sustainable long-term corporate value.

We urge you to vote FOR this resolution.

Shareholder Proposal – Performance Based Stock Options

(Proposal 4)

The Company has been advised by John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, owner of at least 100 shares of Common Stock, that he intends to present the following shareholder proposal at the Annual Meeting. The Company is not responsible for the accuracy or content of the proposal and supporting statement, presented below, as received from the proponent. The Company’s reasons for opposing the proposal are also presented below.

Proposal and Supporting Statement

4 – Performance Based Stock Options

Resolved, Shareholders request that our Board of Directors adopt a policy whereby at least 50% of future equity compensation (stock options and restricted stock) awarded to senior executives shall be performance-based, and the performance criteria adopted by the Board disclosed to shareowners.

“Performance-based” equity compensation is defined here as:

(a) Indexed stock options, the exercise price of which is linked to an industry index;

(b) Premium-priced stock options, the exercise price of which is substantially above the market price on the grant date; or

(c) Performance-vesting options or restricted stock, which vest only when the market price of the stock exceeds a specific target for a substantial period.

This is not intended to unlawfully interfere with existing employment contracts. However, if there is a conflict with any existing employment contract, our Compensation Committee is urged for the good of our company to negotiate revised contracts consistent with this proposal.

As a long-term shareholder, I support pay policies for senior executives that provide challenging performance objectives that motivate executives to achieve long-term shareowner value

Warren Buffett criticized standard stock options as “a royalty on the passage of time” and favors indexed options. In contrast, peer-indexed options reward executives for outperforming their direct competitors and discourage re-pricing. Premium-priced options reward executives who enhance overall shareholder value. Performance-vesting equity grants tie compensation more closely to key measures of shareholder value, such as share appreciation and net operating income, thereby encouraging executives to set and meet performance targets.

It is also important to take a step forward and support this one proposal since our 2006 governance standards were not impeccable. For instance in 2006 it was reported (and certain concerns are noted):

•    The Corporate Library http://www.thecorporatelibrary.com/ an independent investment research firm rated our company “Very High Concern” in CEO Compensation.

•    We had no Independent Chairman and not even a Lead Director – Independent oversight concern.

•    Poison pill: A 2004 proposal with a 54% supporting-vote asked our Company not to adopt a poison pill without seeking shareholder approval. Our Company has not responded by implementing any shareholder approval provision.

•    Cumulative voting was not allowed.

Additionally:

•	Three of our directors also served on boards rated D by the Corporate Library:

1) Mr. Chabraja	Ceridian (CEN)	D-rated
2) Mr. Keane	MetLife (MET)	D-rated
3) Mr. Crown	JPMorgan (JPM)	D-rated
	Sara Lee (SLE)	D-rated

Mr. Crown also had 19-years tenure – Independence concern. Mr. Crown was designated as an “Accelerated Vesting” director by The Corporate Library. This was due to his involvement with a board that accelerated the vesting of stock options just prior to implementation of FAS 123R policies in order to avoid recognizing the related expense – which is now required.

The above status reinforces the reason to take one step forward now and vote yes for:

Performance Based Stock Options

Yes on 4

Statement by the Board of Directors AGAINST the Shareholder Proposals

The Company received two shareholder proposals for this year’s Annual Meeting advocating performance-based executive compensation. After full review and discussion, your Board recommends that you vote against these proposals because we believe General Dynamics has a successful and long-standing performance-based executive compensation program as evidenced by the Company’s strong long-term performance. As described in the Compensation Discussion and Analysis section, the Company has had for many years an executive compensation program that incentivizes sustained operating performance by providing executives with short-term and long-term compensation that is largely equity and performance-based. By design, this compensation program places the majority of executive compensation at risk, closely aligning the interests of the Company’s executives with the interests of shareholders.

General Dynamics Has a History of Strong Performance

Your Board believes that General Dynamics’ executive compensation program has been a significant factor in the Company’s sustained success, creating real value for our shareholders. Over the last 10 years, General Dynamics and our shareholders have enjoyed exceptional long-term performance, measured by sustained revenue and earnings growth and consistent, solid returns. As the performance graph on page 17 shows, General Dynamics has generated a total return for shareholders of 393 percent, well in excess of the Standard & Poor’s® 500 and the Standard & Poor’s® Aerospace and Defense Index. Revenue has grown on average 21.0 percent per year, earnings from continuing operations has increased by an average annual amount of 20.3 percent and the Company’s free cash flow, defined as cash from operating activities from continuing operations less capital expenditures, has exceeded net income. This sustained performance, achieved under the purview of the Company’s executive management team, illustrates that the Company’s executive compensation program compensates management in ways that ensure a continual focus on achieving strong financial results and enhancing shareholder value.

Executive Compensation at General Dynamics is Performance-Based

Company executives are compensated based on the achievement of aggressive Company and business unit performance goals that are set by senior management and reviewed, and adjusted as appropriate, by the Board of Directors. The achievement of these performance goals is the key factor in determining the amount of an executive’s cash bonus as well as his or her equity award. Specifically, our executives’ cash bonuses are awarded based on their individual performance, the performance of General Dynamics, and, where applicable, the performance of the business units. Under our model, the equity grant an executive receives is driven by his or her performance and the Company’s performance in the current year, but the ultimate value of that grant depends in large part on the Company’s future performance. We believe this performance-based structure is essential in aligning the interests of our executives with the interests of shareholders.

Compensation Committee Discretion is a Key Tenant of the Company’s Executive Compensation Program

Experience with the Company’s long-standing executive compensation program has proven that it is in the best interests of shareholders to give the Compensation Committee flexibility and discretion to determine performance-based compensation and the form of equity awards. The Compensation Committee, composed entirely of independent directors, thoroughly examines and approves all compensation for executive officers as part of the comprehensive goal-setting and review process described on page 22 of this Proxy Statement. The Committee considers a wide range of complex and evolving factors, including strategic goals, changing economic and industry conditions, accounting requirements, tax laws and the competitive compensation practices of other companies. As a result, it is important that the Compensation Committee retain the flexibility to award compensation in a manner that balances these factors so that the Company can continue to retain and attract executives of outstanding ability and motivate them to achieve superior performance for shareholders.

Specific Responses to Shareholder Proposals

We have provided specific responses to each of the pay-for-performance proposals below. The first proposal advocates using financial criteria, measured against a peer group, to determine executive compensation. The second proposal advocates that at least 50 percent of executives’ equity compensation be performance-based, as determined by the proposal. In neither case do the proposals identify what is wrong with General Dynamics’ compensation plan or why it should be changed. For this reason and the reasons we describe in detail in this response, after full review and discussion your Board believes that the adoption of these shareholder proposals is unnecessary and detrimental to the long-term interests of the Company’s shareholders.

Statement by the Board of Directors AGAINST the

Pay-for-Superior-Performance Proposal

This proposal, advanced by the Trust for the International Brotherhood of Electrical Workers’ Pension Benefit Fund (IBEW PBF), supports many of the compensation philosophies that undergird the General Dynamics compensation plan – including pay-for-performance – but argues for changes in our plan that are ill advised and unnecessary given our current compensation plan and the long-term performance of the Company. General Dynamics’ executive compensation plan is based on a pay-for- performance philosophy, though by design it does not adopt formulaic benchmarks and standards.

The proponent has two basic tenets to its argument. First, that bonuses and equity awards should be based on published financial performance criteria and/or, in the case of equity, stock price. Second, that bonuses and equity awards should only be paid if the Company performs better than the median performance of its peers on the selected financial measures.

We believe that executive compensation should be driven by performance on measurable financial goals. That is why General Dynamics compensates our executives using the financial measures we have identified in the Compensation Discussion and Analysis section of this Proxy Statement.

We also believe that the appropriate use of market or peer data is to calibrate, not set, executive compensation. Setting compensation based on peer performance can create anomalies that are not related to the Company’s performance and that can badly skew compensation – both up and down. For example, over the past 10 years, had General Dynamics paid executives based on performance relative to our peers, our executives’ compensation would have been higher because we consistently outperformed our peers in almost all meaningful metrics. Instead, we use peer and market data as a reasonableness test for the compensation that we set based on our performance against internal financial goals. These goals are formulated by senior management through an extensive review process and are subsequently reviewed, revised, as appropriate, and approved by the Board of Directors. We believe that this process results in goals that are tied to the performance of the Company and thus to the benefit of shareholders.

The IBEW PBF proposal asserts several principles with which we agree, but advocates a solution we believe is unnecessary and short-sighted. We agree with the proponent’s argument that compensation plans need to be “designed and implemented to promote long-term corporate value.” We also agree that well-conceived plans correlate level of pay and level of corporate performance. That is why we designed a plan that pays executives based on their performance and that of the Company across a series of financial and programmatic metrics. Our plan also puts significant portions of our executives pay “at risk” in the form of equity awards and, with our strict stock ownership and retention guidelines, gives our executives considerable personal financial interest in the health and performance of the Company. It does so, however, without formulas that eliminate discretion and foster unforeseen consequences.

For these reasons and the reasons stated above, your Board of Directors unanimously recommends a vote AGAINST this shareholder proposal.

Statement by the Board of Directors AGAINST the Performance Based

Stock Options Proposal

John Chevedden is a shareholder whose proposal this year requests that at least 50 percent of an executive’s equity compensation be performance-based, as defined by him. Under the General Dynamics executive compensation plan, more than 50 percent of our executives’ compensation is in fact performance-based, including the entire equity component. Performance, however, is not measured as he has defined it, nor in our view should it be. Your Board believes that the combination of the Company’s current system for granting stock options and rigorous stock ownership and retention requirements for executives is the best way to align the interests of our executives with those of shareholders. General Dynamics stock options are fixed-price, fair-market-value at grant date stock options with a five-year expiration period. Our options are inherently performance-based because executives realize no economic benefit unless General Dynamics’ stock price increases subsequent to the date of grant. The five-year expiration period encourages executives to focus on performance objectives that, while long-term, can influence share values within the foreseeable future. The proponent is arguing for changing this proven compensation system with his version that we believe is neither optimal nor fully considered.

Of note, as in past years, this particular proponent has raised several issues that are unrelated to his proposal. In particular, the proponent fails to recognize that in 2005 the Board adopted a shareholder rights plan or “poison pill” policy as part of its Corporate Governance Guidelines. The policy provides (i) that the Company does not currently have a shareholder rights plan or “poison pill” and (ii) if the Board does choose to adopt a shareholder rights plan in the future, the Board will submit the plan to a vote of the shareholders within one year from the date of its adoption. In addition, the proponent has made statements about certain of our directors that have no bearing on the good standing of the directors and are unrelated to his proposal.

For these reasons and the reasons stated above, your Board of Directors unanimously recommends a vote AGAINST this shareholder proposal.

Other Information

Additional Shareholder Matters

If any other matters properly come before the Annual Meeting, the individuals named in the enclosed proxy card will have discretionary authority to vote the shares they represent on those matters, except to the extent their discretion may be limited under Rule 14a-4(c) of the Exchange Act.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and directors, as well as anyone who is a beneficial owner of more than 10 percent of a registered class of the Company’s stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (SEC) and the New York Stock Exchange, and to furnish the Company with copies of these forms. To the Company’s knowledge, based solely on a review of the copies of Forms 3, 4 and 5 submitted to it, all the officers and directors of the Company complied with all filing requirements imposed by Section 16(a) of the Exchange Act during 2006, except for Jay L. Johnson and William P. Fricks who due to an administrative error by the Company did not file in a timely manner a report regarding a grant of restricted stock. Currently, no one holds more than 10 percent of our Common Stock.

Shareholder Proposals for 2008 Annual Meeting of Shareholders

If you wish to submit a proposal for inclusion in the Company’s proxy materials to be distributed in connection with the 2008 annual meeting, your written proposal must comply with SEC rules and be received by us no later than November 26, 2007. The proposal should be sent to the Corporate Secretary, General Dynamics Corporation, 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042.

If you intend to present a proposal at the 2008 annual meeting that is not to be included in the Company’s proxy materials, you must comply with the various requirements established in the Company’s Bylaws. Among other things, the Bylaws require that a shareholder submit a written notice to the Corporate Secretary of the Company at the address in the preceding paragraph no earlier than January 9, 2008, and no later than February 8, 2008.

Annual Report on Form 10-K

The Annual Report, which includes the Company’s Form 10-K and accompanies this Proxy Statement, is not considered a part of the proxy solicitation material. General Dynamics will furnish to any shareholder, without charge, a copy of our 2006 Annual Report, as filed with the SEC. A request for the report can be made verbally or in writing to Investor Relations, General Dynamics Corporation, 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042, 703-876-3195. The Form 10-K and other public filings are also available through the SEC’s website at www.sec.gov and on the Company’s website at www.generaldynamics.com, under the “Investor Relations – SEC Filings” captions.

Delivery of Documents to Shareholders Sharing an Address

General Dynamics will deliver only one Annual Report and Proxy Statement to shareholders who share a single address unless we have received contrary instructions from any shareholder at the address. In that case, we will deliver promptly a separate copy of the Annual Report and/or Proxy Statement. For future deliveries, shareholders who share a single address can request a separate copy of the Company’s annual report and/or proxy statement. Similarly, if multiple copies of the annual report and proxy statement are being delivered to a single address, shareholders can request a single copy of the annual report and proxy statement for future deliveries. To make a request, please call 703-876-3000 or write to the Corporate Secretary, General Dynamics Corporation, 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042.

Falls Church, Virginia

March 23, 2007

ELECTRONIC VOTING INSTRUCTIONS

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE COLORED BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 1, 2007. If you are a participant in the Company’s 401(k) plans, proxies must be received by 9:00 a.m., Eastern Time, on April 30, 2007.

Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Vote by telephone

•        Within the US, Canada & Puerto Rico, call toll free

         1-800-652-VOTE (8683) on a touch tone telephone.

         There is NO CHARGE to you for the call.

•        Outside the US, Canada & Puerto Rico, call

         1-781-575-2300 on a touch tone telephone.

•        Follow the instructions provided by the recorded

         message.

Ú IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

A	Election of Directors — THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1.

1. Nominees:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - N.D. Chabraja	☐	☐	☐	02 - J.S. Crown	☐	☐	☐	03 - W.P. Fricks	☐	☐	☐

04 - C.H. Goodman	☐	☐	☐	05 - J.L. Johnson	☐	☐	☐	06 - G.A. Joulwan	☐	☐	☐

07 - P.G. Kaminski	☐	☐	☐	08 - J.M. Keane	☐	☐	☐	09 - D.J. Lucas	☐	☐	☐

10 - L.L. Lyles	☐	☐	☐	11 - C.E. Mundy, Jr.	☐	☐	☐	12 - R. Walmsley	☐	☐	☐

B	Other Proposals

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 2.				THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 3 AND 4.

	For	Against	Abstain		For	Against	Abstain

2. Selection of Independent Auditors	☐	☐	☐	3. Shareholder proposal with regard to Pay-for-Superior-Performance Standard	☐	☐	☐

				4. Shareholder proposal with regard to Performance Based Stock Options	☐	☐	☐

C	Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.	☐

D	Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below

NOTE:	PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN OR IN ANY OTHER REPRESENTATIVE CAPACITY, PLEASE GIVE FULL TITLE AS SUCH.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

■ 001CD40033	00P62D	+

DIRECT DEPOSIT NOTICE

General Dynamics Corporation and Computershare remind you of the opportunity to have your quarterly dividends electronically deposited into your checking or savings account. The main benefit of direct deposit to you is knowing that your dividends are in your account on the payable date.

Telephone inquiries regarding your stock, including registration for direct deposit of dividends, should be made to Computershare’s automated Toll-Free Telephone Response Center at 1-800-519-3111.

General Dynamics Corporation encourages you to take advantage of one of the convenient ways by which you can vote your shares for matters to be covered at the 2007 Annual Meeting of Shareholders. You can vote your shares electronically through the Internet or by telephone, either of which eliminates the need to return the proxy card. If you do not wish to vote through the Internet or by telephone, you can vote by mail by following the instructions on the proxy card on the reverse side.

Ú IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

Proxy - GENERAL DYNAMICS CORPORATION

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 2, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION

The undersigned hereby appoints NICHOLAS D. CHABRAJA, DAVID A. SAVNER and L. HUGH REDD, and each of them, as proxy or proxies, with full power of substitution, to vote all shares of common stock, par value $1.00 per share, of GENERAL DYNAMICS CORPORATION, a Delaware corporation, that the undersigned is entitled to vote at the 2007 Annual Meeting of Shareholders, and at any adjournment or postponement thereof, upon the matters set forth on the reverse side and upon such other matters as may properly come before the annual meeting, all as more fully described in the Proxy Statement for the 2007 Annual Meeting of Shareholders.

THIS PROXY WHEN PROPERLY EXECUTED AND TIMELY RETURNED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED AT THE DISCRETION OF THE PROXIES NAMED ABOVE, AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF THIS PROXY IS PROPERLY EXECUTED AND TIMELY RETURNED BUT NO DIRECTION IS MADE HEREON, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSALS 3 AND 4.

PLEASE COMPLETE, SIGN AND DATE YOUR PROXY CARD AND RETURN IT IN THE POSTAGE-PAID ENVELOPE PROVIDED.